UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SLM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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12061 Bluemont Way
Reston, Virginia 20190

[          ], 2007

Dear Stockholder:

The board of directors of SLM Corporation, acting upon the unanimous recommendation of the transaction committee of the board of directors, has approved a merger agreement providing for the acquisition of SLM Corporation by Mustang Holding Company Inc., an entity owned by an investor group consisting of affiliates of J.C. Flowers & Co. LLC and each of JPMorgan Chase Bank, N.A. and Bank of America, N.A. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $60.00 in cash, without interest and less any applicable withholding taxes, in exchange for each share of common stock owned by you at the effective time of the merger (unless you have exercised your appraisal rights with respect to the merger).

At a special meeting of our stockholders, you will be asked to vote on a proposal to approve and adopt the merger agreement. The special meeting will be held on [          ], 2007 at [          ] local time, at [          ]. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about SLM Corporation from documents we have filed with the Securities and Exchange Commission.

Our board of directors has determined that the merger is fair to and in the best interests of SLM Corporation and its stockholders and recommends that you vote “FOR” the approval and adoption of the merger agreement. This recommendation is based, in part, upon the unanimous recommendation of the transaction committee of the board of directors consisting of four independent directors.

Your vote is very important. We cannot complete the merger unless a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock are cast in favor of the approval and adoption of the merger agreement. The failure of any stockholder to vote on the proposal to approve and adopt the merger agreement will have the same effect as a vote against the approval and adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Albert L. Lord
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [          ], 2007, and is first being mailed to stockholders on or about [          ], 2007.

12061 Bluemont Way
Reston, Virginia 20190

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [          ], 2007

[          ], 2007

Dear Stockholder:

A special meeting of stockholders of SLM Corporation, a Delaware corporation, will be held on [          ], 2007 at [          ] local time, at [          ], for the following purposes:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 15, 2007, by and among SLM Corporation, Mustang Holding Company Inc., a Delaware corporation and Mustang Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Mustang Holding Company Inc. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Mustang Merger Sub, Inc. will merge with and into SLM Corporation and each outstanding share of SLM Corporation’s common stock, par value $0.20 per share (other than shares held by the SLM Corporation as treasury stock or owned by Mustang Holding Company Inc. or Mustang Merger Sub, Inc. and shares held by stockholders, if any, who have properly demanded statutory appraisal rights), will be converted into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

Only stockholders of record on [          ] are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of SLM Corporation’s common stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the approval and adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of SLM Corporation common stock and photo identification.

Stockholders of SLM Corporation who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Mary F. Eure
Corporate Secretary

i

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page [  ].

The Parties to the Merger (Page [  ])

SLM Corporation, a Delaware corporation, which we refer to as the Company, is the nation’s leading provider of saving-and paying-for-college programs. The Company originates education loans and serves nearly 10 million student and parent customers. The Company and its subsidiaries offer debt management services as well as business and technical products to a range of business clients, including higher education institutions, student loan guarantors and state and federal agencies.

Mustang Holding Company Inc., which we refer to as Parent, is a newly formed Delaware corporation. Parent was formed solely for the purpose of effecting the merger and the transactions related to the merger. Parent has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of April 15, 2007, by and among the Company, Parent and Mustang Merger Sub, Inc., which we refer to as the merger agreement. Following completion of the merger, Parent will be owned 50.2% by investment vehicles affiliated with J.C. Flowers & Co. LLC, which we refer to as J.C. Flowers, and 24.9% by each of JPMorgan Chase Bank, N.A., which we refer to as JPMorgan Chase, and Bank of America, N.A., which we refer to as Bank of America. We refer to each of J.C. Flowers, JPMorgan Chase and Bank of America as an Investor and collectively as the Investor Group.

Mustang Merger Sub, Inc., which we refer to as Merger Sub, is a newly formed Delaware corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of completing the merger. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

The Merger (Page [  ])

The merger agreement provides that Merger Sub will merge with and into the Company at the effective time of the merger, which we refer to as the merger. The Company will be the surviving corporation in the merger and following the merger will continue to do business as “SLM Corporation” or “Sallie Mae”. We refer to the Company after the completion of the merger as the surviving corporation. In the merger, each outstanding share of the Company’s common stock, par value $0.20 per share (other than shares held by the Company as treasury stock or owned by Parent or Merger Sub and shares held by stockholders who have properly demanded statutory appraisal rights), will be converted into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes, which we refer to in this proxy statement as the merger consideration. Prior to completion of the merger, the Company will not pay dividends on the Company’s common stock.

Effects of the Merger (Page [  ])

If the merger is completed, you will be entitled to receive $60.00 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock owned by you, unless you have exercised your statutory appraisal rights with respect to the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the surviving corporation.

The Special Meeting (Page [  ])

Time, Place and Date

The special meeting will be held on [          ], 2007 at [          ] local time, at [          ].

Purpose

At the special meeting, you will be asked to consider and vote upon the approval and adoption of the merger agreement, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of the Company’s common stock at the close of business on [          ], 2007, the record date for the special meeting. You will have one vote for each share of the Company’s common stock that you owned on the record date. As of the record date there were [          ] shares of the Company’s common stock outstanding and entitled to vote. A majority of the total voting power of the Company’s common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required

The approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the Company’s common stock represented in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Common Stock Ownership of Directors and Executive Officers

As of the record date, the directors and executive officers of the Company held less than [     ]% in the aggregate of the shares of the Company’s common stock entitled to vote at the special meeting. All of our directors and executive officers have advised the Company that they plan to vote all of their shares in favor of the approval and adoption of the merger agreement.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, returning the enclosed proxy card by mail or voting in person by appearing at the special meeting. If your shares of the Company’s common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of the Company’s common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of the Company’s common stock will not be voted and that will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Revocability of Proxy

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Mary F. Eure, in writing, at 12061 Bluemont Way, Reston, Virginia 20190;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares of the Company’s common stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Other Awards (Page [  ])

Stock Options.  Upon the completion of the merger, each outstanding option to acquire the Company’s common stock granted under our equity incentive plans, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the option multiplied by the amount (if any) by which $60.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Restricted Stock Units.  Upon the completion of the merger, all restricted stock units, whether or not vested, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the restricted stock units multiplied by $60.00, less any applicable withholding taxes.

Deferred Stock Units.  Upon the completion of the merger, all amounts held in participant accounts under the deferred compensation plans that are denominated in the Company’s common stock will be converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock deemed held in such accounts multiplied by $60.00. This obligation will be payable or distributable in accordance with the terms of our deferred compensation plans, as amended to comply with Section 409A of the Internal Revenue Code.

Restricted Stock.  Upon the completion of the merger, each share of restricted stock, whether or not vested, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock represented by the share of restricted stock multiplied by $60.00, less any applicable withholding taxes.

Employee Stock Purchase Plan.  The Company has taken all action necessary to cause our Employee Stock Purchase Plan to be suspended as of the end of April 2007. The Company has caused the then current offering periods to end and such periods are the final offering periods under the plan. Upon completion of the merger, the Employee Stock Purchase Plan will be terminated.

Recommendation of the Transaction Committee and Our Board of Directors (Page [  ])

Transaction Committee.  The transaction committee is a committee of independent members of our board of directors that was formed on February 7, 2007, for the purpose of evaluating strategic alternatives of the Company. The transaction committee unanimously determined that the merger is advisable and that it is in the best interests of the Company and its stockholders to effect the transactions contemplated by the merger agreement and unanimously recommended that the board of directors (i) authorize and approve entry by the Company into the merger agreement and the transactions contemplated thereby and (ii) recommend the approval and adoption of the merger agreement and the merger by the Company’s stockholders. For a discussion of the material factors considered by the transaction committee in reaching its conclusions, see “The Merger — Reasons for the Merger; Recommendation of the Transaction Committee and Our Board of Directors” beginning on page [  ].

Board of Directors.  The board of directors, acting upon the unanimous recommendation of the transaction committee, (i) determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders and declared the merger to be advisable, (ii) approved the execution, delivery and performance of the merger agreement and the completion of the transactions contemplated thereby, including the merger, and (iii) resolved to recommend that the stockholders approve the adoption of the merger agreement and directed that such matter be submitted to the stockholders for their approval. The board of directors recommends that stockholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If the board of directors withdraws or modifies, in a manner adverse to Parent, its recommendation that the stockholders approve and adopt the merger agreement, Parent may terminate the merger agreement and the Company would be required to pay Parent a $900 million fee upon such termination by Parent.

Interests of the Company’s Directors and Executive Officers in the Merger (Page [  ])

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, that may present actual or potential conflicts of interest.

All unvested options and restricted and performance shares will vest in connection with the merger. The Company’s directors will receive an aggregate of $312,306,183 in respect of vested and unvested options as follows: Bates $7,114,311; Daley $10,160,011; Diefenderfer $4,737,178; Gilleland $4,595,391; Goode $3,350,189; Hunt $4,532,269; Lambert $7,280,313; Lord $224,920,802; Munitz $609,509; Porter $25,193,904; Schoellkopf $3,874,610; Shapiro $9,983,250; and Williams $5,954,446.

The Company’s executive officers will receive an aggregate of $56,972,302 in respect of their vested options, unvested options and restricted and performance shares as follows: Andrews $16,116,200; Autor $16,022,128; Lavet $9,730,101; Masino $666,165; McCormack $8,975,958; and Moehn $5,461,750.

In the event that there are certain terminations of employment following the merger, the executive officers would receive the following approximate severance payments: Andrews $2,250,000; Autor $1,600,000; Lavet $1,360,000; Masino $698,800; McCormack $2,050,000; and Moehn $1,825,000, and will be subject to two-year non-competition and non-solicitation restrictions. The executives are also entitled to tax-equalization payments in the event the executive becomes subject to excise tax under Section 4999 of the Code.

In accordance with terms of the merger agreement, the officers of the Company at the effective time of the merger shall be the officers of the surviving corporation until such time as their successors are appointed. Currently, our executive officers do not have employment agreements and we are unaware of any change in their benefits that will occur after the effective time of the merger. See “The Merger — Interests of Certain Persons in the Merger”.

Opinions of Financial Advisors (Page [  ])

In connection with the merger, the transaction committee’s financial advisors, UBS Securities LLC, which we refer to as UBS, and Greenhill & Co., LLC, which we refer to as Greenhill, each separately delivered to the transaction committee and the board of directors a written opinion, each dated April 15, 2007, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of the Company’s common stock (other than, in the case of UBS’ opinion, Parent, holders of beneficial interests in Parent and their respective affiliates to the extent they are holders of the Company’s common stock and, in the case of Greenhill’s opinion, affiliates of or holders of beneficial interests in Parent or Merger Sub to the extent they are holders of the Company’s common stock). The full text of the written opinions of UBS and Greenhill are attached to this proxy statement as Annex B and Annex C, respectively. Holders of the Company’s common stock are encouraged to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ and Greenhill’s opinions were provided to the transaction committee and board of directors and were directed only to fairness of the merger consideration from a financial point of view, do not address any other aspect of the merger or any related transaction and do not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger or any matters relating to the merger.

Under the terms of UBS’ engagement, the Company has agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $50.6 million, of which $10 million (representing approximately 20% of UBS’ aggregate fee) has been paid and approximately $40.6 million (representing approximately 80% of UBS’ aggregate fee) is contingent upon completion of the merger. Under the terms of Greenhill’s engagement, the Company has agreed to pay Greenhill $4 million upon delivery of its opinion, all of which has been paid.

Financing (Page [  ])

Parent and Merger Sub estimate that the total amount of funds necessary to complete the merger and related transactions will be approximately $25.3 billion, which will be funded by new credit facilities, private offerings of debt securities and equity financing provided by the Investor Group. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which such financing will be provided. See “The Merger — Financing of the Merger” beginning on page [  ]. The following arrangements are in place for the financing of the merger, including the payment of the aggregate merger consideration and the payment of related transaction costs, charges, fees and expenses:

Equity Financing.  Parent has received equity commitment letters from each Investor, pursuant to which, and subject to the conditions contained therein, the Investors have agreed severally to make or secure aggregate capital contributions of up to approximately $8.8 billion to Parent.

Debt Financing.  Parent has received a debt commitment letter from Bank of America and JPMorgan Chase, which we refer to collectively as the Lender Parties, and certain of their respective affiliates to provide Parent (i) up to $12.5 billion under a senior secured term loan facility and (ii) to the extent Parent does not issue up to $4.0 billion in aggregate principal amount of senior second lien secured notes in a Rule 144A offering or other private placement, $4.0 billion under a senior second lien secured bridge facility.

Other Financings.  On April 30, 2007, the Lender Parties and certain affiliates thereof entered into Participation Purchase and Security Agreements with subsidiaries of the Company pursuant to which such Lender Parties and their affiliates agreed to purchase participation interests in eligible FFELP and private credit loans up to an aggregate amount of $30.0 billion. These arrangements will be available until the earliest to occur of (i) February 15, 2008, (ii) the closing date of the merger and (iii) ninety days after termination of the merger agreement (or fifteen days after the date of termination of the merger agreement in connection with a “superior proposal”, as defined in the merger agreement).

In addition, the Lender Parties have agreed to provide upon closing, subject to the conditions set forth in the debt commitment letter, (i) three-year asset-backed commercial paper conduit facilities (with 364-day committed liquidity support facilities) of not more than $28.0 billion in the aggregate, for securitization of FFELP and private credit loans of the surviving corporation and its subsidiaries, (ii) forward flow purchase facilities regarding the purchase and sale of certain FFELP and private credit student loans for an aggregate purchase price of up to $180.0 billion over five years following the Closing Date and (iii) a loan purchase facility regarding the purchase and sale of eligible unencumbered assets for an aggregate purchase price of up to $20.0 billion over the 364 days following the Closing Date.

Antitrust and Other Regulatory Approvals (Page [  ])

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and applicable waiting periods have expired or been terminated. The Company and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on May 18, 2007, and termination of the applicable waiting period was granted on June 18, 2007. Parent filed for approval from the Federal Deposit Insurance Corporation on June 1, 2007, and the parties have filed for other approvals from federal, state and foreign regulatory authorities.

Material U.S. Federal Income Tax Consequences (Page [  ])

The exchange of shares of the Company’s common stock for cash pursuant to the merger agreement generally will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. U.S. Holders who exchange their shares of the Company’s common stock in the merger will generally recognize capital gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of the Company’s common stock. You should consult your own tax advisor for a complete analysis of the effect of the merger for federal, state, local and foreign tax purposes.

Conditions to the Merger (Page [  ])

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the merger agreement by the affirmative vote of a majority of the votes entitled to be cast by holders of the outstanding shares of the Company’s common stock;

•	absence of any applicable law prohibiting the completion of the merger; and

•	the expiration or termination of any applicable waiting period under the HSR Act relating to the merger and the receipt of such other approvals and consents the failure of which to obtain would result in a material adverse effect (as defined in the merger agreement) on the Company.

Conditions to Parent’s and Merger Sub’s Obligations.  The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the Company must have performed in all material respects all of its obligations required to be performed by it at or prior to the effective time of the merger;

•	subject to certain materiality thresholds, the representations and warranties of the Company set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date); and

•	Parent must have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

Conditions to the Company’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	each of Parent and Merger Sub must have performed in all material respects all of its obligations required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement must be true in all material respects at and as of the effective time of the merger as if made at and as of such time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date shall be true and correct as of such date); and

•	the Company must have received a certificate signed by an executive officer of Parent to the foregoing effect.

To the extent legally permitted, either party may waive compliance with conditions to the closing of the merger. Our board of directors intends to re-solicit stockholder approval if either party waives material conditions to the closing of the merger and such changes in the terms of the merger render the disclosure that the Company previously provided to stockholders materially misleading.

Restrictions on Solicitations of Other Offers (Page [  ])

Commencing on the date of the merger agreement, we have agreed not to:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any offer, proposal or inquiry from any third party relating to the acquisition of securities or assets of the Company;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of our subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make a proposal relating to the acquisition of securities or assets of the Company;

•	fail to make and include in the proxy statement, or withdraw or modify in a manner adverse to Parent, the board of directors’ recommendation that stockholders approve and adopt the merger agreement; or

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to any proposal by a third party relating to the acquisition of securities or assets of the Company.

Notwithstanding these restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide information with respect to the Company to, any third party to the extent that:

•	we receive a written acquisition proposal from a third party that our board of directors (acting through the transaction committee if such committee still exists) believes in good faith to be bona fide;

•	our board of directors (acting through the transaction committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and

•	after consultation with its outside counsel, the Company’s board of directors (acting through the transaction committee if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal if we receive a bona fide written acquisition proposal that our board of directors (acting through the transaction committee if such committee still exists) concludes in good faith, after consultation with its independent financial advisor and outside counsel, constitutes a superior proposal, after giving effect to any adjustments to the terms of the merger agreement offered by Parent, and determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. The Company is not entitled to enter into any agreement with respect to a superior proposal unless the merger agreement has been or is concurrently terminated in accordance with its terms and in certain circumstances the Company has concurrently paid to Parent the $900 million termination fee as described in further detail in “The Merger Agreement — Termination Fees” beginning on page [  ].

Termination of the Merger Agreement (Page [  ])

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of the Company and Parent; or

•	by either the Company or Parent, if:

•	the merger is not completed on or before February 15, 2008, so long as the failure of the merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply with the terms of the merger agreement;

•	there shall be any applicable law that makes completion of the merger illegal or otherwise prohibits or enjoins the Company or Parent from consummating the merger and such enjoinment is final and nonappealable; or

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement is voted on, fail to approve and adopt the merger agreement; or

•	by Parent, if:

•	our board of directors fails to make (and include in the proxy statement), or withdraws or modifies in a manner adverse to Parent its recommendation that the stockholders of the Company approve and adopt the merger agreement (or recommends an acquisition proposal or takes any action or makes any statement inconsistent with its recommendation that the stockholders of the Company approve and adopt the merger agreement);

•	the Company breaches its obligations to call the special meeting for the purpose of voting on the approval and adoption of the merger agreement or to not solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposals; or

•	the Company breaches any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not, or is not capable of being, cured within sixty days of receipt of written notice by Parent to the Company (but not later than February 15, 2008); provided that neither Parent nor Merger Sub is then in breach of the merger agreement so as to cause specified conditions to closing to not be satisfied; or

•	by the Company, if:

•	such termination is effected prior to obtaining stockholder approval in order to enter into an agreement with respect to a superior proposal, but only to the extent the Company, concurrently with such termination, pays to Parent the termination fee required under the merger agreement;

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not, or is not capable of being, cured within sixty days of receipt of written notice by the Company to Parent (but not later than February 15, 2008); provided that the Company is not in material breach of the merger agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to complete the merger not to be satisfied; or

•	the merger is not completed on or prior to the second business day after the final day of the marketing period and all conditions to the obligations of Parent and Merger Sub (which include the Company having performed its obligations, other than delivery of any officer’s certificate) have been satisfied and such conditions continue to be satisfied (as further discussed below under “The Merger Agreement — Effective Time; Marketing Period” beginning on page [ ]).

Termination Fees (Page [  ])

The merger agreement provides that the Company will be required to pay Parent a termination fee equal to $900 million upon termination of the merger agreement in the following circumstances:

•	Parent terminates the merger agreement because our board of directors fails to make (and include in the proxy statement), or withdraws or modifies in a manner adverse to Parent, its recommendation that the stockholders of the Company approve and adopt the merger agreement (or recommends an acquisition proposal or takes any action or makes any statement inconsistent with its recommendation that the stockholders of the Company approve and adopt the merger agreement);

•	Parent terminates the merger agreement because the Company breaches its obligations to call the special meeting for the purpose of voting on the approval and adoption of the merger agreement or to not solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposals from third parties; or

•	the Company terminates the merger agreement prior to the special meeting in order to enter into a definitive agreement with respect to a superior proposal.

The Company will also be required to pay Parent a fee equal to $900 million in the following circumstances:

•	the Company or Parent terminates the merger agreement because the merger is not completed by February 15, 2008, and (i) prior to February 15, 2008 a bona fide acquisition proposal has been made by a third party and (ii) within twelve months after such termination, the Company enters into a definitive agreement with respect to, or completes, any acquisition proposal; or

•	the Company or Parent terminates the merger agreement because our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement is voted on, fail to approve and adopt the merger agreement, and (i) prior to the special meeting a bona fide acquisition proposal has been made by a third party and (ii) within twelve months after such termination, the Company enters into a definitive agreement with respect to, or completes, any acquisition proposal.

The merger agreement provides that Parent will be required to pay the Company a termination fee equal to $900 million upon termination of the merger agreement in the following circumstances:

•	the Company terminates the merger agreement because Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not, or is not capable of being, cured within sixty days of receipt of written notice by the Company to Parent (but not later than February 15, 2008); provided that the Company is not in breach of the merger agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to complete the merger not to be satisfied, and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) not to be satisfied by February 15, 2008;

•	the Company terminates the merger agreement in the situation where the merger is not completed on or prior to the second business day after the final day of the marketing period and all conditions to the obligations of Parent and Merger Sub (which include the Company having performed its obligations, other than delivery of any officer’s certificate) have been satisfied and such conditions continue to be satisfied; or

•	the Company or Parent terminates the merger agreement because the merger is not completed by February 15, 2008 as a result of Parent or its affiliates failing to satisfy the HSR Act condition to closing.

Limitation on Liability (Page [  ])

The Company’s sole and exclusive remedy with respect to any breach of the merger agreement will be the termination of the merger agreement in accordance with its terms and payment by Parent to the Company of the $900 million termination fee, if applicable.

Specific Performance (Page [  ])

The Company is not entitled to seek an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of the merger agreement.

Parent and Merger Sub are entitled to seek an injunction or injunctions to prevent breaches of the merger agreement by the Company or to enforce specifically the performance of the terms and provisions of the merger agreement by the Company in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Limited Guarantees (Page [  ])

In connection with the merger agreement, each of the Investors entered into a limited guarantee with the Company under which, among other things, each of the Investors is guaranteeing payment of the termination fee payable by Parent, if applicable, and Parent’s obligation for breach of the merger agreement, if applicable, up to a maximum amount equal to each Investor’s respective pro rata share of $900 million. The limited guarantee is the Company’s sole recourse against each Investor as a guarantor.

Appraisal Rights (Page [  ])

Under Delaware law, holders of the Company’s common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of the Company’s common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the approval and adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page [  ])

The closing sale price of the Company’s common stock on the New York Stock Exchange, which we refer to as the NYSE, on April 12, 2007, the last trading day prior to press reports of rumors regarding a potential acquisition of the Company, was $40.75. The $60.00 per share to be paid for each share of the Company’s common stock in the merger represents a premium of approximately 47.24% to the closing price on April 12, 2007 and a premium of approximately 44.17% to the average closing share price during the thirty trading days ended April 12, 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page [  ].

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company by Parent, an entity owned by the Investor Group, pursuant to the merger agreement. The Investor Group includes affiliates of J.C. Flowers, Bank of America and JPMorgan Chase. Once the merger agreement has been approved and adopted by the stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Company. The Company will be the surviving corporation and a wholly owned subsidiary of Parent.

Q.	What will I receive in the merger?

A.	Upon completion of the merger, you will be entitled to receive $60.00 in cash, without interest and less any applicable withholding taxes, in exchange for each share of the Company’s common stock that you own, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of the Company’s common stock, you will receive $6,000 in cash in exchange for your shares of the Company’s common stock, less any applicable withholding tax. You will not own any shares in the surviving corporation.

Q.	When and where is the special meeting?

A.	The special meeting of the Company will be held on [ ], 2007 at [ ] local time, at [ ].

Q.	What vote is required for the Company’s stockholders to approve and adopt the merger agreement?

A.	An affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock is required to approve and adopt the merger agreement.

Q:	What vote of the Company’s stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the Company’s common stock represented in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Q.	How does the Company’s board of directors recommend that I vote?

A.	The board of directors, acting upon the unanimous recommendation of the transaction committee, recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Transaction Committee and Our Board of Directors” beginning on page [ ] for a discussion of the factors that the transaction committee and the board of directors considered in deciding to recommend the approval and adoption of the merger agreement.

Q.	What effects will the proposed merger have on the Company?

A.	As a result of the proposed merger, the Company will cease to be a publicly-traded company and will be wholly owned by Parent. You will no longer have any interest in the Company’s future earnings or growth. Following completion of the merger, the registration of the Company’s common stock and the Company’s reporting obligations with respect to the Company’s common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC. In addition, upon completion of the proposed merger, shares of the Company’s common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not approved and adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and the Company’s common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay Parent a termination fee as described under the caption “The Merger Agreement — Termination Fees” beginning on page [ ].

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. DO NOT return your stock certificate(s) with your proxy.

Q.	How do I vote?

A:	You may vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Mary F. Eure, in writing, at 12061 Bluemont Way, Reston, Virginia 20190;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the approval and adoption of the merger agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	How do I vote my SLM Corporation 401(k) Savings Plan shares of common stock?

A.	If you participate in the Sallie Mae Stock Fund, which we refer to as the fund, under the Sallie Mae 401(k) Savings Plan or the Sallie Mae DMO 401(k) Savings Plan, which we refer to collectively as the plans, you may give voting instructions to Fidelity Management Trust Company, trustee of the plans, by completing and returning the voting instructions that you will be receiving from the trustee. Your instructions tell the trustee how to vote the number of shares of the Company’s common stock representing your proportionate interest in the fund which you are entitled to vote under the plan. Any such instructions will be kept confidential. The trustee will vote the number of shares of the Company’s common stock representing your proportionate interest in the fund in accordance with your duly executed and delivered voting instructions. If you do not give the trustee voting instructions, the trustee will vote such shares in the same proportion as the shares for which the trustee receives voting instructions from other plan participants, unless doing so would not be consistent with the trustee’s duties under applicable law.

Your voting instructions must be received by the trustee by 5:00 p.m. Eastern time on [ ], 2007. You will be provided instructions on how to cast your vote. You may revoke previously given voting instructions prior to 5:00 p.m. Eastern time on [ ], 2007. You may revoke your voting instructions by notifying the trustee by Internet, telephone or mail that you are withdrawing your prior instructions and requesting another voting instruction.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of the Company’s common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $60.00 per share in cash to be received by our stockholders in the merger. In order to receive the $60.00 per share, you must hold your shares through completion of the merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of the Company’s common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you follow the applicable legal requirements. See “Dissenters’ Rights of Appraisal” beginning on page [ ].

Q.	When is the merger expected to be completed? What is the “marketing period”?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in either the third or fourth quarter of 2007. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). In addition, Parent is not obligated to complete the merger until the expiration of a thirty consecutive calendar day period that it may use to complete its financing for the merger, which we refer to as the marketing period. The marketing period generally begins to run twenty-one calendar days prior to the Company stockholder meeting if we provided certain financial and other information to Parent and we have satisfied all conditions under the merger agreement other than stockholder approval; provided that the marketing period must occur entirely before or entirely after the periods (i) from and including August 18, 2007 through and including September 3, 2007 or (ii) from and including December 18, 2007 through and including January 1, 2008. The marketing period may also be required to re-commence under certain circumstances. If the merger is not completed by February 15, 2008, either Parent or the Company may terminate the merger agreement so long as the failure of the merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply with the terms of the merger agreement. See “The Merger Agreement — Effective Time; Marketing Period” and “The Merger Agreement — Conditions to the Merger” beginning on pages [ ] and [ ], respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company has engaged MacKenzie Partners to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay MacKenzie Partners a fee of approximately $20,000. The Company has also agreed to reimburse MacKenzie Partners for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify MacKenzie Partners against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of the Company’s common stock for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of the Company’s common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call the Corporate Secretary’s Office at (703) 984-6785 or MacKenzie Partners, our proxy solicitor, toll-free at 800-323-2885 (banks and brokerage firms call collect at 212-929-5500).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “The Merger — Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the expiration or termination of applicable waiting period under the HSR Act;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the impact of the substantial indebtedness incurred to finance the completion of the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page [  ]. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

SLM Corporation

12061 Bluemont Way
Reston, Virginia 20190
(703) 810-3000

The Company is the nation’s leading provider of saving-and paying-for-college programs. The Company originates education loans and serves nearly 10 million student and parent customers. The Company and its subsidiaries offer debt management services as well as business and technical products to a range of business clients, including higher education institutions, student loan guarantors and state and federal agencies.

For more information about the Company, please visit our website at www.salliemae.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page [  ]. The Company’s common stock is publicly traded on the NYSE under the symbol “SLM”.

Parent

Mustang Holding Company Inc.
c/o J.C. Flowers & Co. LLC
717 Fifth Avenue, 26th Floor
New York, New York 10022
(212) 404-6800

Parent is a newly formed Delaware corporation. Parent was formed solely for the purpose of acquiring the Company and has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Following completion of the merger, Parent will be owned 50.2% by investment vehicles affiliated with J.C. Flowers and 24.9% by each of JPMorgan Chase and Bank of America.

At the effective time of the merger, Parent will be owned by the Investor Group. The Investors have the right to include additional investors in Parent and as a result, the Investors may ultimately include additional equity participants.

Merger Sub

Mustang Merger Sub, Inc.
c/o J.C. Flowers & Co. LLC
717 Fifth Avenue, 26th Floor
New York, New York 10022
(212) 404-6800

Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of completing the merger. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon the completion of the proposed merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [          ], 2007 at [          ] local time, at [          ], or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon approval and adoption of the merger agreement (and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies). Our stockholders must approve and adopt the merger agreement in order for the merger to occur. If the stockholders fail to approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on [          ], 2007.

Record Date and Quorum

We have fixed the close of business on [          ], 2007 as the record date for the special meeting, and only holders of record of the Company’s common stock on the record date are entitled to vote at the special meeting. On the record date, there were [          ] shares of the Company’s common stock outstanding and entitled to vote. Each share of the Company’s common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the total voting power of the Company’s common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of the Company’s common stock represented at the special meeting but not voted, including shares of the Company’s common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock. For the proposal to approve and adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast or shares voting on the proposal to approve and adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval and adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

As of [          ], the record date, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, [          ] shares of the Company’s common stock, representing less than [     ]% of the Company’s common stock outstanding. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of the Company’s common stock “FOR” the approval and adoption of the merger agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of the Company’s common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying the Company’s Secretary, Mary F. Eure, in writing, at 12061 Bluemont Way, Reston, Virginia 20190;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days or if after the adjournment no new record date is fixed), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of the Company’s common stock represented in person or by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company which do not include voting instructions regarding an adjournment of the special meeting will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the approval and adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page [  ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

Solicitation of Proxies

This proxy solicitation is being made and paid for by the Company on behalf of its board of directors. In addition, we have retained MacKenzie Partners to assist in the solicitation. We will pay MacKenzie Partners approximately $20,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Company’s common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify MacKenzie Partners against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners at 800-323-2885.

Availability of Documents

The opinions referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Company’s common stock.

Proposal to Approve and Adopt the Agreement and Plan of Merger; Recommendation of the Board of Directors

The Company’s board of directors, acting upon the unanimous recommendation of the transaction committee, has approved the merger agreement and the transactions contemplated thereby. The Company’s board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and its stockholders and recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the merger agreement. See “The Merger — Reasons for the Merger; Recommendation of the Transaction Committee and Our Board of Directors” on page [  ] for a more detailed discussion of the recommendation of the Company’s board of directors.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is annexed to this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

To enhance stockholder value, the Company’s board of directors has periodically discussed and reviewed the Company’s business, strategic direction, performance and prospects in the context of developments in the industry and in the markets in which the Company operates. The Company’s board of directors has also regularly discussed with senior management various potential strategic alternatives.

In the fall of 2005, representatives of the Company had various exploratory discussions with representatives of several private equity firms, including representatives of a private equity firm that we refer to below as the Other Bidder, concerning a potential acquisition of the Company. The discussions were terminated in December 2005 due in substantial part to the uncertainty of the parties involved as to the feasibility of a leveraged buyout of the Company, including in particular concerns relating to whether the Company would be able to maintain its investment grade debt ratings in connection with any such transaction.

In October 2006, Mr. Albert L. Lord, the Chairman of the board of directors of the Company, had a discussion with Mr. Spencer Fleischer of Friedman Fleischer & Lowe, a San Francisco-based private equity firm regarding the private equity industry and inquired about the parties who might have an interest in pursuing a possible transaction with the Company. Mr. Lord made the inquiry based on Mr. Lord’s personal knowledge of Mr. Fleischer as part of Mr. Lord’s overall efforts to assess strategic options for the Company. In November 2006, Mr. Fleischer introduced Mr. Lord to representatives of J.C. Flowers to discuss the possibility of an acquisition of the Company.

Although the circumstances remained that had made a leveraged buyout of the Company difficult in the fall of 2005, Mr. Lord engaged in a discussion with J.C. Flowers because of the reputation of that firm, and Mr. J. Christopher Flowers in particular, as being experienced in and capable of completing complex transactions in the financial services industry and having in depth knowledge of the financial services industry. After the initial discussion with Mr. Flowers, Mr. Lord held intermittent discussions with Mr. Flowers regarding the possibility of an acquisition of the Company by an investor group led by J.C. Flowers. Thereafter, senior management of the Company met other representatives of J.C. Flowers to discuss the possibility of a transaction and review the Company’s business.

On January 25, 2007, at a regularly scheduled meeting of the board of directors of the Company, the board of directors discussed strategic alternatives of the Company and asked management to review strategic options for the Company and report back to the board of directors at its next regularly scheduled meeting. As a result of such request, the Company requested that Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, review strategic alternatives for the Company and prepare a report on strategic alternatives for the next regularly scheduled meeting of the board of directors, to be held in March 2007.

On February 7, 2007, after Mr. Flowers indicated to Mr. Lord that he believed that a transaction between the Company and a group of investors to be led by J.C. Flowers might be feasible, the board of directors convened a meeting to review the preliminary discussions that had taken place with J.C. Flowers. After discussion, the board of directors approved the formation of a transaction committee comprised of independent directors Ann Torre Bates, Ronald F. Hunt, Albert L. Lord and Wolfgang Schoellkopf to evaluate and review strategic opportunities for the Company.

On several occasions in February, senior management of the Company had meetings with representatives of J.C. Flowers, JPMorgan Chase and Bank of America to discuss the Company’s business including the Company’s business outlook, the legislative and regulatory environment for the student loan industry, and the feasability of financing a leveraged buyout. J.C. Flowers requested the participation of JPMorgan Chase and Bank of America because, among other reasons, they are both prominent financial institutions familiar with the lending and capital markets businesses, including the distribution of assets such as student loans, into the capital markets and because their possible participation might facilitate a transaction.

On February 12, 2007, the transaction committee held a telephonic meeting to consider the retention of independent legal counsel and financial advisors.

After the February 12 meeting, Messrs. Lord and Schoellkopf, on behalf of the transaction committee, held meetings with several law firms and investment banks. On February 16, 2007, at a telephonic meeting of the transaction committee, Messrs. Lord and Schoellkopf informed other members of the transaction committee that they had interviewed possible legal advisors and, after discussion, the transaction committee determined to engage Davis Polk & Wardwell, which we refer to as Davis Polk, as its legal advisor. Representatives of Davis Polk were then invited to join the meeting and reviewed with the transaction committee its fiduciary duties in connection with its consideration of a possible transaction. On March 2, 2007, Messrs. Lord and Schoellkopf informed other members of the transaction committee that they had interviewed possible financial advisors, including UBS and Greenhill, and, subsequently, the transaction committee determined to retain UBS as financial advisor to the transaction committee, subject to negotiation and execution of an approved engagement letter.

Also on March 2, 2007, the transaction committee determined that it would be beneficial to meet with representatives of J.C. Flowers to learn more about their assessment of the Company and their perspectives on the possibility of a transaction.

On March 8, 2007, the transaction committee and its financial and legal advisors met with representatives of J.C. Flowers and Bank of America. A representative of Bank of America indicated that it was expecting to be a member of the Investor Group. The transaction committee was further advised that JPMorgan Chase was also expected to join the Investor Group. After the meeting, the transaction committee and representatives of UBS and Davis Polk met to discuss next steps and to review other potential third parties that might be interested in exploring a potential transaction with the Company. Members of the transaction committee were committed to creating a strong competitive process; however, the committee recognized that it was also important to preserve the confidentiality of any process in view of the potential for material disruption to the Company (including the potential for damage to its investment grade rating) that might result from a premature public disclosure, which necessarily meant limiting the number of bidders involved. Concern was also expressed that given the size and public prominence of the Company and the special characteristics of a leveraged buyout involving the Company, particularly the Company’s continuous need for significant amounts of capital to fund its ongoing operations, a premature public disclosure could negatively impact the Company’s credit ratings or the Company’s access to capital markets and result in an unsatisfactory offer or the Company not being acquired at all. In light of the presence in the Investor Group of two major financial institutions and a private equity fund with a high level of acknowledged experience in financial institutions transactions, as well as the discussions with several private equity firms in the fall of 2005 regarding a potential transaction which indicated that a transaction involving a leveraged buyout of the Company would be difficult, the transaction committee determined to limit the number of parties to be approached. After review of a number of potential parties, the transaction committee instructed UBS to approach a leading private equity firm which we refer to as the Other Bidder. The transaction committee instructed UBS to contact the Other Bidder because of the prior interest the Other Bidder had shown in an acquisition of the Company, the reputation of the Other Bidder as a leading private equity firm capable of completing large, complex leveraged buyout transactions and the favorable impression that the Other Bidder’s approach to analyzing the Company’s business and structuring a potential transaction in connection with the discussions in the fall of 2005 regarding a potential transaction had left on the members of the transaction committee. No other parties were contacted as a result of the transaction committee weighing the risks of premature disclosure as described above compared to the transaction committee’s assessment of the likelihood of significant interest from other parties.

On March 9, 2007, the transaction committee held a telephonic meeting at which representatives of UBS discussed the response of the Other Bidder to inquiries from UBS about a possible transaction. UBS informed the transaction committee that the Other Bidder had indicated that it was prepared to commence due diligence of the Company immediately and was interested in pursuing a possible transaction.

On March 11, 2007, Messrs. Lord and Schoellkopf and representatives of UBS met with representatives of the Other Bidder regarding a potential transaction.

On March 14, 2007, the transaction committee held a meeting at which Messrs. Lord and Schoellkopf updated the transaction committee and representatives of UBS and Davis Polk on their meeting with representatives of the Other Bidder on March 11, 2007. Messrs. Lord and Schoellkopf reported that the Other Bidder was determined to pursue a potential transaction and that they thought it appropriate that the Other Bidder be invited to submit an indication of interest.

Later on March 14, 2007, the board of directors met for its regularly scheduled meeting. Among other activities, it received a report from Sandler O’Neill regarding the strategic alternatives for the Company and a report from the transaction committee and its financial and legal advisors regarding the process being undertaken by the transaction committee. The report by Sandler O’Neill was consistent with the board of directors’ and the transaction committee’s view that a possible transaction was worth pursuing.

On March 21, 2007, the transaction committee held a telephonic meeting at which representatives of UBS updated the transaction committee on developments with the Investor Group and the Other Bidder. The transaction committee discussed next steps for the transaction and instructed UBS to inform the Investor Group and the Other Bidder that they should submit their initial indications of interest on March 26, 2007.

On March 22, 2007, in accordance with the transaction committee’s instructions, UBS sent bid process letters to J.C. Flowers and the Other Bidder. The letters specified March 26, 2007 as the submission deadline for an offer to acquire 100% of the Company’s common stock and requested that each prospective bidder submit, among other things, a proposed price indication and a detailed description of the structure and funding sources for its proposal, with particular emphasis on whether debt ratings of the Company after the transaction was consummated would constitute a condition to such a proposal.

During March and April, the Company, with the assistance of Sandler O’Neill and UBS, assembled non-public information (including certain non-public financial information regarding the Company’s financial condition and results of operations, as well as the Company’s budgets, plans and forecasts for future periods) in response to requests from J.C. Flowers and the Other Bidder and their respective equity and debt financing sources and made this information available to the representatives of J.C. Flowers and the Other Bidder and their respective equity and debt financing sources through an on-line data room. During this period, management of the Company held several meetings with representatives of J.C. Flowers and the Other Bidder and their respective equity and debt financing sources (which included Bank of America and JPMorgan Chase for J.C. Flowers and a number of prominent financial institutions for the Other Bidder) to discuss the Company’s business, operations, plans, budgets and forecasts, and to answer questions raised by them and their respective advisors regarding these matters. The transaction committee instructed management to refrain from engaging in discussions with either bidder regarding their personal roles or involvement in a potential transaction until such time as an agreement was reached by the transaction committee with a bidder on the price and principal terms of a transaction.

On March 26, 2007, the transaction committee held a meeting. At the meeting, representatives of UBS updated the transaction committee on the indicative proposal letter submitted by the Other Bidder earlier in the day. The Other Bidder proposed to acquire 100% of the Company’s common stock for between $56.00 and $57.50 per share in cash. The proposal was not contingent on obtaining financing or the Company maintaining an investment grade credit rating. Representatives of UBS informed the transaction committee that the Investor Group had indicated to UBS that the Investor Group would not submit an indicative proposal on March 26, 2007 as requested by the transaction committee and instead requested exclusivity as a condition to proceeding with the transaction. UBS also reported that the Investor Group had emphasized the importance of the Company retaining an investment grade credit rating after the transaction and indicated that its members would be unlikely to proceed without an investment grade credit rating for the Company after the transaction. The transaction committee rejected the request for exclusivity and was thereafter advised by representatives of the Investor Group that they would submit a bid on March 28, 2007. After further discussions, the transaction committee decided, based upon the receipt of a proposal from the Other Bidder and the communication from the Investor Group, that the Company was well positioned to receive bids from two credible potential acquirors and that the benefits of bringing another potential acquiror into the process were outweighed by the negative impact such an action might have on the Company and on the possibility of a successful conclusion of the current process. The transaction committee therefore instructed Davis Polk to distribute a draft merger agreement to the Other Bidder and instructed UBS not to contact other potential bidders at that time. Also on March 26, 2007, UBS reviewed with the transaction committee the current market environment, the Company’s strategic position and the alternatives of the Company pursuing a possible transaction and not pursuing a possible transaction.

On March 29, 2007, the Investor Group submitted an indicative proposal letter, and the transaction committee held a telephonic meeting at which representatives of UBS updated the transaction committee on this indicative proposal letter. The Investor Group proposed to acquire 100% of the Company’s common stock for $58.25 per share in cash. The proposal was not contingent on obtaining financing or the Company maintaining an investment grade credit rating. The transaction committee discussed the proposal and instructed UBS to inform the Other Bidder and the Investor Group that final bids, including definitive merger agreements and financing commitments, should be submitted by April 11, 2007. The transaction committee also authorized the distribution of the draft merger agreement to the Investor Group.

On March 30, 2007, the board of directors held a telephonic meeting at which representatives of UBS and Davis Polk updated the board of directors on the status of negotiations with the Investor Group and the Other Bidder.

During the week of April 2, the Company, with the assistance of UBS and Sandler O’Neill, conducted separate due diligence sessions with the Investor Group and the Other Bidder and their respective advisors.

On April 4, 2007, the transaction committee held a telephonic meeting at which representatives of Davis Polk updated the transaction committee on the material issues raised by the revised draft of the merger agreement received from the Other Bidder. Representatives of UBS then updated the transaction committee on the progress of due diligence being conducted by the Investor Group and the Other Bidder. The transaction committee also discussed the desirability of engaging Greenhill as an additional financial advisor to the transaction committee. The transaction committee approved the engagement of Greenhill as an additional financial advisor to the transaction committee with a view that Greenhill would be requested solely to issue an opinion with respect to the proposed transaction and would be paid a fixed fee regardless of the conclusions reached in such opinion.

Later that same day, the transaction committee received a revised draft of the merger agreement from the Investor Group.

On April 6, 2007, the transaction committee held a telephonic meeting at which Mr. Thomas J. Fitzpatrick, the then Vice Chairman and Chief Executive Officer of the Company, and Mr. C.E. Andrews, the then Executive Vice President and Chief Financial Officer of the Company, provided an update on the due diligence conducted by the Other Bidder and the Investor Group. The transaction committee also discussed with Messrs. Fitzpatrick and Andrews the funding and liquidity needs of the Company between the signing of a merger agreement and closing. After Messrs. Fitzpatrick and Andrews left the meeting, representatives of Davis Polk reviewed with the members of the transaction committee principal issues raised by the revised drafts of the merger agreement received from the Investor Group and the Other Bidder, including the closing conditions and the allocation of various risks to the closing of the transaction.

Later that same day, representatives of Davis Polk had separate discussions with each of Wachtell, Lipton, Rosen & Katz, legal counsel for the Investor Group, and the outside legal counsel for the Other Bidder, regarding the significant issues raised by the draft merger agreements submitted by each of the bidders. Each of the bidders was instructed to submit a revised draft of the merger agreement with its definitive bids on April 11, 2007.

On April 11, 2007, the Investor Group submitted a definitive bid to acquire 100% of the Company’s common stock for $58.25 per share in cash. The proposal was accompanied by a markup of the draft merger agreement, debt commitment letters from JPMorgan Chase and Bank of America, the form of equity commitment letter and the form of limited guarantee from each of the equity sponsors of the Investor Group

(J.C. Flowers, JPMorgan Chase and Bank of America) under which the equity sponsors would, on a several basis, guarantee the payment of the termination fee payable in certain circumstances by Parent and Merger Sub under the merger agreement.

On April 12, 2007, the Other Bidder submitted a definitive bid to acquire 100% of the Company’s common stock for $58.00 per share in cash. The proposal was accompanied by a markup of the draft merger agreement, debt commitment letters from major lending institutions, the form of equity commitment letter and the form of limited guarantee to be submitted by the Other Bidder and its equity co-investor under which the equity sponsors would guarantee the payment of the termination fee payable under the merger agreement in certain circumstances.

Later in the day, the transaction committee held a telephonic meeting at which UBS updated the transaction committee on negotiations with both bidders and informed the transaction committee that the Other Bidder had requested more time to complete its due diligence. The transaction committee discussed the timing and other implications of the Other Bidder’s request and instructed UBS to inform the Other Bidder to move forward as quickly as possible. Representatives of Davis Polk and the transaction committee discussed the material issues raised by each draft of the merger agreement submitted by each of the bidders. It was noted that both bidders had made significant progress in accommodating the requests of the transaction committee communicated to them.

On the evening of April 12, 2007, the transaction committee was advised that reporters had approached the Company seeking comments for news articles to the effect that discussions regarding a possible sale of the Company were ongoing. Such news articles were subsequently published.

On April 13, 2007, a telephonic meeting of the board of directors was held at which board members were updated on the status of negotiations with each bidder and on the recent news articles. Immediately following the board meeting, the transaction committee conducted a telephonic meeting and discussed the implications that the news articles might have on the process and the status of negotiations with each bidder.

Later that day, Davis Polk engaged in negotiations with representatives of both bidders regarding the remaining issues in the draft merger agreements, including in particular the definition of “Material Adverse Effect,” and the treatment of possible antitrust risks of the bid by the Investor Group. In accordance with the transaction committee’s instructions, UBS requested the bidders to submit their “best and final” offer on the afternoon of Saturday, April 14, 2007.

On the morning of April 14, 2007, the transaction committee held a telephonic meeting at which representatives of UBS updated the transaction committee on the status of the process with both bidders and representatives of Davis Polk reported on the contractual allocations of risks related to the closing being discussed with the bidders. Later that day, the transaction committee held a meeting at the offices of Davis Polk at which UBS reported to the committee that the Other Bidder had submitted an offer to purchase 100% of the Company’s common stock for $58.50 per share in cash but had indicated that further due diligence was still required before the Other Bidder would be in a position to enter into a definitive agreement. The Other Bidder had indicated that it was unwilling to give the transaction committee a clear indication of the time it would need to complete its due diligence but indicated it would be at least a few days. UBS also informed the transaction committee that the Investor Group submitted a bid to purchase 100% of the Company’s common stock for $59.00 per share in cash and that the Investor Group indicated that its due diligence was completed and it was prepared to proceed to negotiate final documents immediately. UBS further reported that the Investor Group indicated a willingness to increase its bid to $60.00 per share in cash if the transaction committee would grant exclusivity and recommend the Investor Group’s proposal to the board of directors. After deliberation, in light of the higher price offered by the Investor Group and the fact that the Other Bidder asked for more time to complete its due diligence, the transaction committee instructed UBS to inform the Investor Group that the transaction committee was prepared to move forward to negotiate a definitive agreement with the Investor Group so long as the Investor Group was prepared to complete the definitive documentation and announce the transaction before the markets opened on Monday, April 16, if certain changes to the proposal were made by the Investor Group, including increasing the purchase price to

$60.00 per share and the resolution of all remaining contractual issues in the merger agreement on satisfactory terms.

Thereafter, the parties and their respective advisors worked to finalize the definitive merger agreement, financing agreements and ancillary documents.

On April 15, 2007, the transaction committee held a meeting at the offices of Davis Polk. Davis Polk updated the transaction committee on the outstanding issues in the merger agreement and reviewed the fiduciary duties of directors under Delaware law. UBS and Greenhill reviewed their joint financial analysis of the merger consideration with the transaction committee and each separately delivered an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 15, 2007, to the transaction committee and the board of directors, to the effect that, as of that date and based on and subject to certain assumptions, matters considered and limitations described in such opinion, the merger consideration to be received by the holders of the Company’s common stock (other than, in the case of UBS’ opinion, Parent, holders of beneficial interests in Parent and their respective affiliates to the extent they are holders of the Company’s common stock and, in the case of Greenhill’s opinion, affiliates of or holders of beneficial interests in Parent or Merger Sub to the extent they are holders of the Company’s common stock) pursuant to the merger agreement was fair, from a financial point of view, to such holders of the Company’s common stock.

After considering the terms of the proposed merger agreement with the Investor Group and other related transaction documents and the other factors set forth in “Reasons for the Merger, Recommendation of the Transaction Committee and Our Board of Directors — Transaction Committee”, the transaction committee unanimously resolved that the proposed merger with the Investor Group was advisable and in the best interest of the Company and its stockholders, that it was advisable and in the best interest of the Company and its stockholders to enter into the merger agreement with the Investor Group and the transactions contemplated thereby and recommended that the board of directors approve and declare advisable such transactions and agreements and recommend approval and adoption by the Company’s stockholders of such merger agreement.

Later in the day, the board of directors met at the offices of Davis Polk. Davis Polk reviewed with the board of directors the fiduciary duties of directors under Delaware law. Mr. Lord updated the board of directors on the offers submitted by both the Investor Group and the Other Bidder on the previous day and reported that the transaction committee had unanimously determined that the proposed merger agreement with the Investor Group was advisable and in the best interest of the Company and its stockholders and recommended that the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby and recommend approval and adoption by the Company’s stockholders of such merger agreement. UBS and Greenhill reviewed with the board of directors their joint financial analysis of the merger consideration which previously had been reviewed with the transaction committee and each separately confirmed for the board of directors its opinion regarding the fairness, from a financial point of view, of the merger consideration rendered earlier in the day to the transaction committee. After considering the proposed terms of the merger agreement with the Investor Group, the other related transaction documents and the other factors set forth in “Reasons for the Merger, Recommendation of the Transaction Committee and Our Board of Directors — Our Board of Directors”, the board of directors, by unanimous vote of the directors present, approved and declared advisable and in the best interests of the Company and its stockholders the merger agreement with the Investor Group and the transactions contemplated thereby, and recommended that the stockholders of the Company vote for the approval and adoption of the merger agreement.

On April 15, 2007, the Company, Parent and Merger Sub executed the merger agreement and ancillary agreements and the transaction was announced prior to the opening of the NYSE on April 16, 2007.

Reasons for the Merger; Recommendation of the Transaction Committee and Our Board of Directors

Transaction Committee

The transaction committee, consisting solely of independent directors, and acting with the advice and assistance of the Company’s independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Parent and Merger Sub and the

Investor Group. The transaction committee unanimously determined that the merger is advisable and that it is in the best interests of the Company and its stockholders for the Company to enter into the merger agreement, and unanimously recommended that the board of directors (i) authorize and approve entry by the Company into the merger agreement and the completion of the transactions contained therein and (ii) recommend that the stockholders of the Company approve and adopt merger agreement.

In the course of reaching its determination, the transaction committee considered the following factors and potential benefits of the merger, each of which the members of the transaction committee believed supported its decision:

•	the current and historical market prices of the Company’s common stock and the fact that the price of $60.00 per share represented a premium to those historical prices, a premium of approximately 47.24% to the closing share price of the Company’s common stock on April 12, 2007, the last trading day prior to press reports of rumors regarding a potential acquisition of the Company, and a premium of approximately 44.17% to the average closing price for the thirty trading days ended April 12, 2007;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis, and the risks and uncertainties associated with such alternatives, including the risks associated with future results of operations, compared to the certainty of the cash value that our stockholders would realize on their investment as a result of the merger;

•	the various recent legislative and regulatory proposals made by the current administration and members of Congress regarding possible changes to the economic and regulatory aspects of the student loan industry that could affect the profitability of the Company and the corresponding impact on the stock price and future business opportunities of the Company;

•	the negotiations between the transaction committee and the Investor Group resulting in a price per share of the Company’s common stock that was higher than the original price offered by the Investor Group and the best and final offer made by the Other Bidder;

•	the existence of only one other bidder, the results of the exploratory conversations that the Company had with representatives of several private equity firms in the fall of 2005 and the competition between Parent and the Other Bidder, which resulted in the Company receiving two credible bids;

•	the joint financial presentation of UBS and Greenhill, including the separate opinions of UBS and Greenhill, each dated April 15, 2007, to the Company’s transaction committee and board of directors as to the fairness, from a financial point of view and as of the date of the opinions, of the merger consideration to be received by the holders of the Company’s common stock (other than, in the case of UBS’ opinion, Parent, holders of beneficial interests in Parent and their respective affiliates to the extent they are holders of the Company’s common stock and, in the case of Greenhill’s opinion, affiliates of or holders of beneficial interests in Parent or Merger Sub to the extent they are holders of the Company’s common stock), as more fully described under the caption “The Merger — Opinion of Financial Advisors”;

•	the terms of the merger agreement and the related agreements, including:

•	the limited number and nature of the conditions to the Investor Group’s obligation to complete the merger;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding alternative proposals;

•	our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying Parent a termination fee of $900 million;

•	the limited number and nature of the conditions to funding set forth in the debt commitment letter and the obligation of Parent and Merger Sub to use their reasonable best efforts to obtain the debt financing, and if Parent and Merger Sub fail to effect the closing to pay us a $900 million termination fee;

•	the agreement of the Investor Group to divest, hold separate or take other appropriate action with respect to the Company’s bank subsidiary, Sallie Mae Bank, in order to obtain regulatory clearance for the merger;

•	the agreement of the Investor Group to divest assets of the Company or to agree to restrictions on their investment in the Company, and to pay us a termination fee of $900 million if the merger is not completed as a result of antitrust concerns; and

•	the fact that the merger consideration is all cash, allowing the Company’s stockholders to immediately realize a fair value for their investment, while also providing such stockholders certainty of value for their shares;

•	the student loan conduit securitization interim liquidity facility provided to the Company by Bank of America and JPMorgan Chase, which would ensure sufficient access to the capital markets between signing of the merger agreement and the closing;

•	the fact that the merger is subject to the approval of the Company’s stockholders; and

•	the availability of appraisal rights to holders of the Company’s common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The transaction committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with customers;

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•	the requirement that we pay Parent a termination fee of $900 million, depending on the timing and circumstances surrounding our termination of the merger agreement, if our board of directors accepts a superior proposal;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes; and

•	the fact that the Company is entering into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate or willful, would be limited to $900 million.

The foregoing discussion summarizes the material factors considered by the transaction committee in its consideration of the merger. After considering these factors, the transaction committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the transaction committee, and the complexity of these matters, the transaction committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the transaction committee may have assigned different weights to various factors. The transaction committee unanimously approved, and recommended that the board of directors approve, the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the transaction committee and by a unanimous vote of the members of the board of directors present at the meeting described above on April 15, 2007 (i) determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders and declared the merger to be advisable, (ii) approved the execution, delivery and performance of the merger agreement and the completion of the transactions contemplated thereby, including the merger, and (iii) resolved to recommend that the stockholders approve and adopt the merger agreement and directed that such matter be submitted to the stockholders for their approval.

In reaching these determinations, our board of directors considered (i) a variety of business, financial and market factors including the various recent legislative and regulatory proposals made by the current administration and members of Congress regarding changes to the economic and regulatory aspects of the student loan industry, the recent price of the Company’s common stock and the Company’s future prospects, (ii) the joint financial presentation of UBS and Greenhill, including the separate opinions of UBS and Greenhill, each dated April 15, 2007, to the Company’s transaction committee and board of directors as to the fairness, from a financial point of view and as of the date of the opinions, of the merger consideration to be received by the holders of the Company’s common stock (other than, in the case of UBS’ opinion, Parent, holders of beneficial interests in Parent and their respective affiliates to the extent they are holders of the Company’s common stock and, in the case of Greenhill’s opinion, affiliates of or holders of beneficial interests in Parent or Merger Sub to the extent they are holders of the Company’s common stock), as more fully described under the caption “The Merger — Opinion of Financial Advisors”, (iii) each of the factors considered by the transaction committee, including the positive factors and potential benefits of the merger and the risks and other potentially negative factors concerning the merger, as described above, (iv) the unanimous recommendation of the transaction committee and (v) the fact that the merger consideration and the other terms of the merger agreement resulted from negotiations between the transaction committee and the Investor Group, and the board of director’s belief that $60.00 per share in cash for each share of the Company’s common stock represented the highest per share consideration that could be obtained.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors approved, and recommends that stockholders approve and adopt, the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinions of Financial Advisors

Opinions of UBS and Greenhill

On April 15, 2007, at meetings of the Company’s transaction committee and board of directors held to evaluate the proposed merger, UBS and Greenhill each separately delivered to the Company’s transaction committee and board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 15, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the merger consideration to be received by holders of the Company’s common stock (other than, in the case of UBS’ opinion, Parent, holders of beneficial interests in Parent and their respective affiliates to the extent they are holders of the Company’s common stock and, in the case of Greenhill’s opinion, affiliates of or holders of beneficial interests in Parent or Merger Sub to the extent they are holders of the Company’s common stock) was fair, from a financial point of view, to such holders.

UBS’ and Greenhill’s opinions, the full texts of which described the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS and Greenhill, are attached as Annex B and Annex C, respectively, and are incorporated into this proxy statement by reference. UBS’ and Greenhill’s opinions were directed only to the fairness of the merger consideration from a financial point of view and do not address any other aspect of the merger or any related transaction. The opinions do not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the merger or any matters relating to the merger. The opinions do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any related transaction. Holders of the Company’s common stock are encouraged to read the opinions carefully in their entirety. Although subsequent developments may affect their opinions, UBS and Greenhill do not have any obligation to update, revise or reaffirm their opinions. The summaries of UBS’ and Greenhill’s opinions described below are qualified in their entirety by reference to the full texts of their respective opinions.

Opinion of UBS Securities LLC

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain internal financial information and other data relating to the Company’s business and financial prospects that were provided to UBS by the Company’s management and not publicly available, including certain financial forecasts and estimates prepared by the Company’s management which such management directed UBS to utilize for purposes of its analyses;

•	conducted discussions with members of the Company’s senior management concerning the Company’s business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of the Company’s common stock;

•	reviewed the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Company’s board of directors and the transaction committee, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of the Company’s board of directors and the transaction committee, UBS relied on that information being complete and accurate in all material respects. In addition, with the consent of the Company’s board of directors and the transaction committee, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates prepared by the Company’s management referred to above, UBS assumed, at the direction of the Company’s board of directors and the transaction committee, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the Company’s future performance. UBS is not an expert in the evaluation of loan portfolios or allowances for losses with respect to loan portfolios, was not requested to, and did not, conduct a review of individual credit files, and was advised and therefore assumed that such allowances for the Company were in the aggregate appropriate to cover such losses. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion. At the direction of the Company’s board of directors and the transaction committee,

UBS contacted another potential buyer group (the Other Bidder) to solicit an indication of interest in a possible transaction with the Company and held discussions with such group prior to the date of UBS’ opinion.

At the direction of the Company’s board of directors and the transaction committee, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or any related documents or the form of the merger or any related transaction. In rendering its opinion, UBS assumed, with the consent of the Company’s board of directors and the transaction committee, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the Company and Parent would comply with all material terms of the merger agreement, and (iii) the merger would be completed in accordance with the terms of the merger agreement without adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any material adverse effect on the Company or the merger. Except as described above, the Company imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

Under the terms of UBS’ engagement, the Company has agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $50.6 million, of which an aggregate of $10 million (representing approximately 20% of UBS’ aggregate fee) has been paid in connection with the execution of UBS’ engagement and delivery of UBS’ opinion and approximately $40.6 million (representing approximately 80% of UBS’ aggregate fee) is contingent upon completion of the merger. In addition, the Company has agreed to reimburse UBS for its reasonable expenses, including reasonable fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS has provided services unrelated to the proposed merger to the Company and to certain affiliates of JPMorgan Chase and Bank of America, each of which will be an investor in Parent, for which UBS received compensation. In addition, an affiliate of UBS currently is a participant under existing credit facilities of the Company and JPMorgan Chase, for which such affiliate has received and expects to receive fees and interest payments. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and certain affiliates of the Investor Group and, accordingly, may at any time hold a long or short position in such securities.

The Company and its transaction committee selected UBS as financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with the Company and its business. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Opinion of Greenhill & Co., LLC

For purposes of its opinion, Greenhill, among other things,

•	reviewed the draft of the merger agreement presented to the Company’s transaction committee at its meeting on April 15, 2007 and certain related documents;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for the Company common stock and analyzed its implied valuation multiples;

•	compared the value of the merger consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the merger consideration with the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates Greenhill deemed appropriate; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for purposes of its opinion and further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company’s financial forecasts and other financial and operating data concerning the Company that were supplied or otherwise made available to Greenhill and that the Company directed Greenhill to use for purposes of its analyses, Greenhill assumed such forecasts and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters. Greenhill expressed no opinion with respect to such forecasts and data or the assumptions upon which they were based. In arriving at its opinion, Greenhill did not undertake an independent valuation or appraisal of the assets or liabilities of the Company, nor were any such appraisals provided to it. In addition, Greenhill assumed that the merger would be completed in accordance with the terms set forth in the final, executed merger agreement, which Greenhill assumed would be identical in all material respects to the draft dated April 15, 2007 (the latest draft it reviewed), and without any waiver or modification of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all governmental and third party consents, approvals and agreements necessary for the completion of the merger will be obtained without any adverse effect on the Company or the merger. Greenhill’s opinion was necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion.

Greenhill was not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspect of the sale of the Company. Greenhill was not requested to, and did not, assist the Company’s transaction committee or board of directors in its evaluation of alternatives for, or participate in any process undertaken on behalf of the Company, including the solicitation of expressions of interest from, or preliminary discussions with, third parties regarding the potential acquisition of the Company or in the negotiations of the terms of the acquisition, nor was Greenhill requested to, and it did not, provide any advice or services in connection with the merger other than the delivery of its opinion. Greenhill expressed no opinion as to whether any alternative transaction might produce consideration for the Company in an amount in excess of the amount contemplated by the merger. Except as described above, the Company imposed no other instructions or limitations on Greenhill with respect to the investigations made or the procedures followed by Greenhill in rendering its opinion.

Under the terms of Greenhill’s engagement, the Company has agreed to pay Greenhill $4 million upon delivery of its opinion, all of which has been paid. In addition, the Company has agreed to reimburse Greenhill for its reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify Greenhill and related parties against liabilities relating to or arising out of its engagement.

The Company’s transaction committee selected Greenhill as its financial advisor to render its opinion because Greenhill is an internationally recognized investment banking firm that provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance transactions, and it believed that Greenhill’s experience qualified it to render its opinion.

Summary of Joint Financial Presentation

In connection with rendering their respective opinions to the Company’s board of directors and the transaction committee, UBS and Greenhill jointly performed a variety of financial and comparative analyses, each of which is a standard valuation methodology, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS or Greenhill in connection with their respective opinions. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to the Company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS and Greenhill believe that the analyses and the summary below must be considered as a whole and that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ and Greenhill’s analyses and their respective opinions. Neither UBS nor Greenhill drew, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather each of UBS and Greenhill arrived at its ultimate opinion based on the results of all analyses undertaken and assessed as a whole.

The estimates of the future performance of the Company provided by the Company’s management in or underlying UBS’ and Greenhill’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing their analyses, UBS and Greenhill considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between the Company and the Investor Group and the decision to enter into the merger was solely that of the Company’s board of directors. UBS’ and Greenhill’s opinions and financial analyses were only one of many factors considered by the Company’s board of directors and the transaction committee in their evaluation of the merger and should not be viewed as determinative of the views of the Company’s board of directors, the transaction committee or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses reflected in UBS’ and Greenhill’s joint financial presentation and reviewed with the Company’s board of directors and the transaction committee in connection with UBS’ and Greenhill’s respective opinions relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ and Greenhill’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ and Greenhill’s financial analyses.

Selected Companies Analysis

UBS and Greenhill performed a selected companies analysis of the Company, an analysis which is based on the then current market values and trading multiples of other publicly traded companies believed to be generally relevant, in order to derive trading multiples for these companies which then could be compared with corresponding multiples implied for the Company based both on the trading price of the Company’s common stock and the merger consideration.

In this analysis, UBS and Greenhill reviewed, to the extent publicly available, selected financial and stock market data of the following 11 publicly traded companies, consisting of three student lending companies, five banks and three finance companies. These selected companies were believed to be generally relevant because, among other things, either they are companies involved in student lending as their business or they are other large market capitalization companies for which consumer financial services represent all or a portion of their overall business.

Student Lending Companies	Banks	Finance Companies

• The First Marblehead Corporation • Nelnet, Inc. • The Student Loan Corporation	• Bank of America Corporation • Citigroup Inc. • JPMorgan Chase & Co. • Wachovia Corporation • Wells Fargo & Company	• Capital One Financial Corporation • CIT Group Inc. • Countrywide Financial Corporation

UBS and Greenhill reviewed, among other things, closing stock prices on April 13, 2007 as a multiple of calendar years 2007 and 2008 estimated earnings per share, commonly referred to as EPS, and as multiples of book value per share and tangible book value per share as of December 31, 2006. EPS, book value per share and tangible book value per share are financial measures commonly considered in the valuation of companies in the financial services industry. UBS and Greenhill then compared these multiples derived from the selected companies with corresponding multiples implied for the Company based both on the closing price of the Company’s common stock on April 12, 2007 (which was the last trading day prior to published rumors of a potential sale of the Company) and on the merger consideration. Financial data of the selected companies were based on median EPS estimates as compiled by Institutional Brokers’ Estimate System, public filings and other publicly available information. Financial data of the Company were based on internal estimates of the Company’s management, public filings and other publicly available information. This analysis indicated the following implied high, median and low multiples for the selected companies, as compared to corresponding multiples implied for the Company based on the closing price of the Company’s common stock on April 12, 2007 and on the merger consideration:

							Implied Multiples
							for the Company		Implied Multiples
	Implied Multiples						Based on Closing		for the Company
	for Selected Companies Based on Closing						Stock Price on		Based on Merger
	Stock Prices on 4/13/2007						4/12/2007		Consideration
Closing Stock Price as Multiples of:	High		Median		Low

EPS
Calendar Year 2007	12.7	x	10.7	x	8.3	x	12.7	x	18.8x
Calendar Year 2008	11.5	x	9.8	x	6.8	x	11.4	x	16.8x
Book Value	5.43	x	1.70	x	1.22	x	4.45	x	6.77x
Tangible Book Value	5.48	x	3.41	x	1.37	x	6.98	x	10.60x

Discounted Cash Flow Analysis

UBS and Greenhill performed a discounted cash flow analysis of the Company, an analysis which is based on the projected future cash flows of the Company, discounted to present value, distributable to stockholders, in order to derive an implied equity value range per share for the Company which then could be compared with the merger consideration. Using financial forecasts and estimates prepared by the Company’s management referred to above for calendar years 2007 through 2012, UBS and Greenhill calculated a range of implied present values as of April 13, 2007 of the excess equity that the Company could generate from April 13, 2007 through December 31, 2011 using discount rates ranging from 11.0% to 13.0%. UBS and Greenhill also calculated a range of implied terminal values for the Company as of December 31, 2011 by applying a range of forward price to earnings terminal value multiples of 10.0x to 14.0x to the Company’s calendar year 2012 estimated net income, net income is a financial measure commonly used to estimate terminal values for companies in the financial services industry. The implied terminal values were then discounted to present value as of April 13, 2007 using discount rates ranging from 11.0% to 13.0%. This analysis resulted in a range of implied present values of approximately $39 to $58 per share of the Company’s common stock, as compared to the merger consideration of $60 per share.

Selected Transactions Analysis

UBS and Greenhill performed a selected transactions analysis of the Company, an analysis which is based on the transaction values and transaction value multiples of merger and acquisition transactions believed to be generally relevant, in order to derive transaction value multiples for these transactions which then could be compared with corresponding multiples implied for the Company based on the merger consideration.

In this analysis, UBS and Greenhill reviewed transaction value multiples in the following eight transactions announced since January 1, 2000 involving companies in the financial services industry with transaction values in excess of $10 billion:

			Announced
Date			Transaction
Announced	Acquiror	Target	Value ($bn)

05/07/06	• Wachovia Corporation	• Golden West Financial Corporation	$25.5
03/12/06	• Capital One Financial Corporation	• North Fork Bancorporation, Inc.	$14.6
06/30/05	• Bank of America Corporation	• MBNA Corporation	$35.2
06/21/04	• Wachovia Corporation	• SouthTrust Corporation	$14.3
05/04/04	• The Royal Bank of Scotland	• Charter One Financial, Inc.	$10.6
10/27/03	• Bank of America Corporation	• FleetBoston Financial Corporation	$47.4
11/14/02	• HSBC Holdings plc	• Household International, Inc.	$14.2
09/06/00	• Citigroup Inc.	• Associates First Capital Corporation	$31.1

UBS and Greenhill reviewed the transaction value in each selected transaction as a multiple of the relevant target company’s next twelve months estimated net income and as multiples of the relevant target company’s book value and tangible book value as of the most recent completed accounting period prior to public announcement of the relevant transaction. Net income, book value and tangible book value are financial measures commonly considered in the valuation of the target company in merger and acquisition transactions in the financial services industry. UBS and Greenhill then compared these multiples derived from the selected transactions with corresponding multiples implied for the Company based on the merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for the Company were based on internal estimates of the Company’s management, public filings and other publicly available information. This analysis indicated the following implied high, median and low multiples for the selected transactions, as compared to corresponding multiples implied for the Company based on the merger consideration:

							Implied Multiples
							for the Company
	Implied Multiples in						Based on Merger
	Selected Transactions						Consideration
Closing Stock Price as Multiples of:	High		Median		Low

Next 12 Months Net Income	17.6	x	15.3	x	6.5	x	18.8x
Book Value	3.06	x	2.76	x	1.62	x	6.77x
Tangible Book Value	6.77	x	3.73	x	2.00	x	10.60x

Management Estimates Utilized in Financial Presentation

The Company provided UBS and Greenhill the estimates set forth in the table below regarding the Company’s net income for the purposes of the financial analyses performed by UBS and Greenhill in connection with their respective opinions:

Core Earnings Available to Common Stockholders

		(Dollars in millions)
2007	2008	2009	2010	2011	2012

$1,357	$1,495	$1,692	$1,909	$2,189	$2,520

The Company does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is particularly cautious of making projections for extended earnings periods due to the variability of the underlying assumptions and estimates. This financial data was prepared for internal budgeting and other purposes, and was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or GAAP. The financial forecasts are not facts and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the financial forecasts. As explained in the Company’s Annual Report on Form 10-K, in addition to the financial information that the Company prepares in accordance with generally accepted accounting principles, which we refer to as GAAP, management evaluates the Company’s performance on financial information that is prepared on a basis that differs from GAAP. We refer to this financial information as “Core Earnings”. Management utilizes Core Earnings, in part, because the volatility of financial results calculated under GAAP measures make it difficult to make meaningful period-to-period comparisons of key operational and performance indicators. Volatility in GAAP net income cannot be projected and is not reflected in the financial projections listed above. These estimates are “forward-looking statements” and actual results may differ materially from them; see “Cautionary Statement Concerning Forward-Looking Information” on page [  ].

Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts.

Financing of the Merger

Upon completion of the merger, Parent will cause an aggregate of approximately $25.3 billion to be paid to holders of the Company’s common stock, options, restricted stock units, deferred stock units, restricted stock and other equity, assuming that no Company stockholder validly exercises and perfects its appraisal rights. Parent and Merger Sub have obtained equity and debt financing commitments described below and are obligated to use their reasonable best efforts to obtain the debt financing in connection with the transactions contemplated by the merger agreement.

Equity Financing

The Investors have collectively agreed to cause up to approximately $8.8 billion of cash to be contributed to Parent, which will constitute the equity portion of the merger financing. Subject to certain conditions, each of the Investors may assign a portion of its equity commitment obligation; provided that it remains obligated to perform to the extent not performed by such assignee. The approximate commitment of each Investor pursuant to the equity commitment letters is as follows (in billions):

J.C. Flowers (through its affiliate J.C. Flowers II L.P.)	$4.4
Bank of America	$2.2
JPMorgan Chase	$2.2

Each of the equity commitments is generally subject to the satisfaction or waiver of all of the conditions to Parent’s and Merger Sub’s obligation to effect the closing of the merger under the merger agreement in accordance with its terms. Each of the equity commitment letters will terminate upon termination of the merger agreement.

Debt Financing

Parent has received a debt commitment letter, dated April 15, 2007, from the Lender Parties and certain of their affiliates pursuant to which the Lender Parties have agreed to provide, subject to the conditions set forth therein, up to $12.5 billion under a senior secured term loan facility and, to the extent Parent does not issue $4.0 billion in aggregate principal amount of senior second lien secured notes in a Rule 144A or other private placement to be launched prior to closing, up to $4.0 billion under a senior second lien secured bridge facility for the purpose of financing the merger and paying fees and expenses incurred in connection with the merger. The debt commitment letters expire on February 15, 2008.

Conditions Precedent to the Debt Commitments

The availability of the senior secured term loan facility and the senior second lien secured bridge facility is subject to customary closing conditions, including:

•	the Lender Parties not having discovered or otherwise becoming aware of certain information not previously disclosed to them that they believe to be materially inconsistent with information disclosed to them prior to the date of the debt commitment letter;

•	the absence of certain competing issues of debt prior to and during the syndication of the senior secured term loan facility, senior second lien secured bridge facility and the permanent facilities described below;

•	the absence, since December 31, 2006, of any “Material Adverse Effect” (as defined in the merger agreement) with respect to the Company;

•	the completion of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers under the merger agreement that are adverse to the lenders under such debt facilities in any material respect and that have not been consented to by the lead arrangers for such debt facilities);

•	negotiation, execution and delivery of definitive documentation;

•	the consummation of the equity financing;

•	repayment of the Company’s outstanding Floating Rate Convertible Senior Debentures due 2035, and repayment of all obligations, and termination of all commitments, under the Company’s existing revolving credit facilities, the existing asset-backed conduit facility and the interim facility described below;

•	receipt of specified financial statements and other financial information with respect to the Company;

•	the execution of certain guarantees and the creation of certain security interests;

•	payment of required fees and expenses; and

•	receipt of customary closing documents.

Senior Secured Term Loan Facility

Under the senior secured term loan facility, Parent may borrow up to $12.5 billion in order to finance the merger and payment of related fees and expenses. Borrowings under the senior secured term loan facility will mature on the seventh anniversary of the closing of the merger.

The obligations under the senior secured term loan facility will be guaranteed by the surviving corporation and, subject to certain exceptions, its existing and subsequently organized and acquired wholly-owned domestic subsidiaries, and will be secured by, subject to customary exceptions, perfected first-priority liens on substantially all of the present and future assets and stock of Parent, the surviving corporation and the other guarantors.

The debt commitment letters provide that the definitive documentation for the senior secured term loan facility will include representations, covenants and events of default usual and customary for facilities of this type.

Banc of America Securities LLC and J.P. Morgan Securities Inc. have been appointed to act as co-lead arrangers and joint bookrunners for the senior secured term loan facility.

Senior Second Lien Secured Bridge Facility

As part of the debt financing transactions, Parent is expected to issue $4.0 billion of senior second lien secured notes in a Rule 144A private placement or other private offering. The obligations under the senior second lien secured notes will be guaranteed by the guarantors under the senior secured term loan facility and secured by perfected second-priority liens on collateral under the senior secured term loan facility. Parent is expected to offer the notes to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act and to other purchasers pursuant to other applicable exemptions under the Securities Act.

To the extent the offering of notes by Parent is not completed on or prior to the closing of the merger, Parent may borrow up to $4.0 billion in loans under a senior second lien secured bridge facility in order to finance the merger and payment of related fees and expenses. Borrowings under the senior secured second lien bridge facility will mature on the eighth anniversary of the closing of the merger. If such borrowings are not paid in full on or before the first anniversary of the closing of the merger, lenders under the senior second lien secured bridge facility will have the option to exchange their bridge loans for senior second lien secured notes on customary terms.

The obligations under the senior second lien secured bridge facility will be guaranteed by the surviving corporation and each other guarantor of the senior secured term loan facility and secured by perfected second priority liens on the collateral securing the senior secured term loan facility. The lien priority and related creditors’ rights with respect to the senior secured term loan facility and the senior second lien secured bridge facility will be set forth in a customary intercreditor agreement.

The senior second lien secured bridge loan facility will contain representations, covenants and events of default customary for a financing of this type.

Banc of America Securities LLC and J.P. Morgan Securities Inc. have been appointed to act as co-lead arrangers and joint bookrunners for the senior second lien secured bridge facility.

The definitive documentation for the senior secured term loan facility and the senior secured lien secured bridge facility has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement.

Other Financing Transactions

Interim Facility

On April 30, 2007, the Lender Parties and certain affiliates thereof entered into Participation Purchase and Security Agreements with subsidiaries of the Company pursuant to which such Lender Parties and their affiliates have agreed to purchase participation interests in eligible FFELP and private credit loans up to an aggregate amount of $30.0 billion. These arrangements will be available until the earliest to occur of (i) February 15, 2008, (ii) the closing date of the merger and (iii) the ninety days after termination of the merger agreement (or fifteen days after the date of termination of the merger agreement in connection with a “superior proposal” as defined in the merger agreement).

Permanent Facilities

As part of the debt commitment letter, the Lender Parties have agreed to provide upon closing, subject to the conditions set forth in the debt commitment letter, (i) three-year asset-backed commercial paper conduit facilities (with 364-day committed liquidity support facilities) of not more than $28.0 billion in the aggregate, for securitization of FFELP and private credit loans of the surviving corporation and its subsidiaries, (ii) forward flow purchase facilities regarding the purchase and sale of certain FFELP and private credit student loans for an aggregate purchase price of up to $180.0 billion over the five-year period following the Closing Date and (iii) a loan purchase facility regarding the purchase and sale of eligible unencumbered assets for an aggregate purchase price of up to $20.0 billion over the 364 days following the Closing Date. The surviving corporation and its subsidiaries will retain no residual interest in the student loans sold under the forward flow purchase facilities, but will retain their rights to the related student loan servicing fees.

The definitive documentation for the permanent facilities described above has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Existing Debt

Except as described in the section entitled Conditions Precedent to the Debt Commitments, it is anticipated that the surviving corporation’s existing unsecured debt will remain outstanding and that such outstanding debt will not be equally and ratably secured with the senior secured term loan facility or the senior second lien secured notes or the senior second lien secured bridge facility obtained in connection with the merger.

Limited Guarantees

In connection with the merger agreement, each of the Investors entered into a limited guarantee with the Company pursuant to which, among other things, each Investor is providing the Company a guarantee of payment of the termination fee payable by Parent, if any, and Parent’s obligation for breach of the merger agreement with respect to the payment obligations of Parent, if any, up to a maximum amount equal to its pro rata share of the $900 million termination fee. Each guarantee will remain in full force and effect until the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent and Merger Sub would not be obligated to make payments to the Company and (iii) one hundred eighty days after the termination of the merger agreement; provided that the limited guarantee will not terminate as to any claim for which notice has been given to the respective guarantor prior to such termination until final resolution of such claim. The limited guarantee is the Company’s sole recourse against each Investor.

Additional Agreements

In connection with the merger agreement, Parent and Merger Sub have agreed that if the merger agreement is terminated, Parent and Merger Sub will release any person (other than Bank of America Corporation and its affiliates, JPMorgan Chase & Co. and its affiliates and J.C. Flowers II L.P. (an affiliate of J.C. Flowers) and its affiliates and any investors in such L.P. or any such affiliates to the extent of pre-existing limitations not specifically relating to the merger agreement) from any agreements or arrangements pursuant to which any such person has agreed to provide financing, whether pursuant to the commitment letters or otherwise, for the merger or which may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of any potential debt or equity financing source to provide financing or other assistance to any person, including the Company or any of our subsidiaries. Parent and Merger Sub have also agreed that if the merger agreement is terminated, Parent and Merger Sub will release any member of the Company’s management from any agreements or arrangements which may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such person to participate in an alternative transaction.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors with respect to the merger agreement, holders of shares of the Company’s common stock should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of the Company’s stockholders generally. These interests may create actual or potential conflicts of interest. The board of directors was aware of these actual or potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that the Company’s stockholders vote in favor of approving and adopting the merger agreement.

In accordance with the terms of the merger agreement, the officers of the Company at the effective time of the merger shall be the officers of the surviving corporation until such time as their successors are appointed. Currently, our executive officers do not have employment agreements with the Company and we are unaware of any change in their benefits that will occur after the effective time of the merger.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and none of the current directors of the Company will be directors of the surviving corporation.

Stock Options and Restricted and Performance Stock Awards

The merger agreement provides for the conversion of equity interests in the Company’s common stock into cash consideration, without interest, at the effective time of the merger as follows:

•	Each holder of shares of the Company’s common stock, including the Company’s directors and executive officers, will be entitled to receive $60.00 in cash for each share of the Company’s common stock held immediately prior to the merger.

•	Each unit credited under a non-qualified deferred compensation plan or arrangement of the Company, including units credited for the benefit of the Company’s directors and executive officers, that is deemed to be invested in the Company’s common stock as of the effective time of the merger will be converted into the right to receive a cash payment of $60.00 for each share of the Company’s common stock represented by such unit.

•	Each vested and unvested option to purchase shares of the Company’s common stock granted under the Company’s equity compensation plans, including options held by the Company’s directors and executive officers, that is outstanding at the effective time of the merger will be cancelled at the effective time of the merger in exchange for a cash payment equal to the number of shares of the Company’s common stock subject to such option multiplied by the amount, if any, by which $60.00 exceeds the exercise price of the option.

•	All restricted stock and performance stock awards held by the Company’s executive officers granted under the Company’s equity compensation plans or agreements with respect to which shares of the Company’s common stock remain unvested as of the effective time of the merger will be cancelled and the holder of each such award will receive an amount in cash equal to $60.00 for each share of the Company’s common stock subject to such award.

As required by applicable law, cash payments will be reduced by any required federal, state, local and foreign withholding taxes.

The table below sets forth, as of June 15, 2007, for each of the Company’s directors and executive officers:

•	the number of shares subject to options then held, whether or not vested;

•	the amount of cash that will be paid in respect of cancellation of such options upon completion of the merger;

•	the number of unvested shares of restricted stock and performance stock then held; and

•	the total amount of cash that will be paid or credited in respect of such options, restricted stock and performance stock upon completion of the merger.

All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case with respect to options, the payment is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $60.00 exceeds the exercise price of the option.

	Options		Restricted and Performance Stock		Total
Name	Shares	Consideration(1)	Shares(2)	Consideration	Consideration

Non-Employee Directors
Ann Torre Bates	239,627	$7,114,311	0	$—	$7,114,311
Charles L. Daley	327,984	10,160,011	0	—	10,160,011
William M. Diefenderfer, III	208,821	4,737,178	0	—	4,737,178
Diane Suitt Gilleland	192,119	4,595,391	0	—	4,595,391
Earl A. Goode	146,725	3,350,189	0	—	3,350,189
Ronald F. Hunt	187,002	4,532,269	0	—	4,532,269
Benjamin J. Lambert, III	263,775	7,280,313	0	—	7,280,313
Albert L. Lord	7,336,709	224,920,802	0	—	224,920,802
Barry A. Munitz	47,555	609,509	0	—	609,509
A. Alexander Porter, Jr.	631,270	25,193,904	0	—	25,193,904
Wolfgang Schoellkopf	177,004	3,874,610	0	—	3,874,610
Steven L. Shapiro	335,446	9,983,250	0	—	9,983,250
Barry L. Williams	220,366	5,954,446	0	—	5,954,446
Executive Officers
C.E. Andrews	665,000	$15,314,120	13,368(3)	$802,080	$16,116,200
Robert S. Autor	500,537	14,501,968	25,336(3)	1,520,160	16,022,128
Robert S. Lavet	359,986	8,540,301	19,830(3)	1,189,800	9,730,101
Sandra L. Masino	38,000	440,445	3,762	225,720	666,165
June M. McCormack	369,763	7,574,238	23,362(3)	1,401,720	8,975,958
Kevin F. Moehn	295,325	4,030,750	23,850(3)	1,431,000	5,461,750

(1)	Includes shares resulting from cash settlement of vested and unvested options at $60.00 purchase price

(2)	Includes all restricted shares and dividend equivalents that vest contingent upon change in control

(3)	These shares are also reported as shares owned in the Directors and Executive Officers Section of the Security Ownership of Certain Beneficial Owners and Management on page [ ].

The table below sets forth additional information about options held by each of the Company’s directors and executive officers. The table sets forth the grant date, the status of each option as vested or unvested, and the exercise price of each option.

				Option
		Options	Options	Exercise
Name	Grant Date	Vested	Unvested	Price ($)

Anne Torre Bates	1/15/2001	60,000	0	$20.1666
	2/16/2001	37,122	0	$23.6233
	1/24/2002	60,000	0	$28.6666
	1/28/2003	25,500	0	$35.2000
	1/29/2004	25,555	0	$37.8700
	1/27/2005	0	11,920	$50.7500
	1/26/2006	0	9,530	$55.8200
	1/25/2007	10,000	0	$45.4100
Charles L. Daley	11/2/2000	45,663	0	$18.7916
	2/7/2001	62,019	0	$22.8533
	7/25/2001	53,469	0	$27.0333
	1/24/2002	60,000	0	$28.6666
	2/11/2002	39,498	0	$31.0666
	1/28/2003	25,500	0	$35.2000
	1/29/2004	12,775	0	$37.8700
	1/27/2005	0	9,530	$50.7500
	1/26/2006	0	9,530	$55.8200
	1/25/2007	10,000	0	$45.4100

				Option
		Options	Options	Exercise
Name	Grant Date	Vested	Unvested	Price ($)

William M. Diefenderfer, III	8/22/2001	3,444	0	$27.2966
	1/24/2002	60,000	0	$28.6666
	1/30/2002	8,859	0	$30.3500
	7/31/2002	9,951	0	$30.3333
	7/31/2002	4,068	0	$30.3333
	11/14/2002	1,038	0	$34.8000
	1/22/2003	13,320	0	$35.6000
	1/28/2003	25,500	0	$35.2000
	1/29/2004	20,445	0	$37.8700
	2/4/2004	8,732	0	$40.0200
	1/27/2005	0	15,250	$50.7500
	9/12/2005	5,775	0	$53.0000
	1/26/2006	0	19,070	$55.8200
	11/21/2006	0	869	$46.2800
	1/25/2007	12,500	0	$45.4100
Diane Suitt Gilleland	1/13/2000	14,500	0	$14.3333
	7/24/2001	46,674	0	$25.9333
	1/28/2003	25,500	0	$35.2000
	4/23/2003	44,601	0	$38.5899
	1/29/2004	12,775	0	$37.8700
	5/18/2004	2,047	0	$38.3600
	11/23/2004	11,242	0	$50.9200
	1/27/2005	0	15,250	$50.7500
	1/26/2006	0	9,530	$55.8200
	1/25/2007	10,000	0	$45.4100
Earl A. Goode	1/24/2002	60,000	0	$28.6666
	1/28/2003	25,500	0	$35.2000
	1/29/2004	20,445	0	$37.8700
	1/27/2005	0	9,530	$50.7500
	1/26/2006	0	15,250	$55.8200
	1/25/2007	16,000	0	$45.4100
Ronald F. Hunt	1/24/2002	60,000	0	$28.6666
	1/31/2002	40,557	0	$30.0000
	1/28/2003	25,500	0	$35.2000
	1/29/2004	20,445	0	$37.8700
	1/27/2005	0	15,250	$50.7500
	1/26/2006	0	15,250	$55.8200
	1/25/2007	10,000	0	$45.4100
Benjamin J. Lambert, III	1/26/2001	29,325	0	$21.0000
	1/31/2001	58,296	0	$20.9433
	2/13/2002	39,669	0	$30.9333
	11/5/2002	50,040	0	$34.5966
	1/28/2003	25,500	0	$35.2000
	1/29/2004	20,445	0	$37.8700
	1/27/2005	0	15,250	$50.7500
	1/26/2006	0	15,250	$55.8200
	1/25/2007	10,000	0	$45.4100
Albert L. Lord	11/15/2000	577,073	0	$18.3333
	2/14/2001	590,019	0	$22.9666
	2/14/2001	413,310	0	$22.9666
	8/1/2001	496,356	0	$26.6166
	1/24/2002	3,000,000	0	$28.6666
	5/21/2002	459,951	0	$32.6033
	1/28/2003	1,500,000	0	$35.2000
	5/19/2005	0	300,000	$48.8400
Barry A. Munitz	1/29/2004	12,775	0	$37.8700
	1/27/2005	0	15,250	$50.7500
	1/26/2006	0	9,530	$55.8200
	1/25/2007	10,000	0	$45.4100

				Option
		Options	Options	Exercise
Name	Grant Date	Vested	Unvested	Price ($)

A. Alexander Porter, Jr.	8/13/1997	315,000	0	$13.1131
	1/13/2000	75,000	0	$14.3333
	1/15/2001	75,000	0	$20.1666
	1/24/2002	75,000	0	$28.6666
	1/28/2003	31,875	0	$35.2000
	1/29/2004	25,555	0	$37.8700
	1/27/2005	0	11,920	$50.7500
	1/26/2006	0	11,920	$55.8200
	1/25/2007	10,000	0	$45.4100
Wolfgang Schoelkopf	8/16/2002	27,159	0	$31.7900
	8/16/2002	38,211	0	$31.7900
	1/28/2003	25,500	0	$35.2000
	8/21/2003	41,799	0	$40.7400
	1/29/2004	12,775	0	$37.8700
	1/27/2005	0	9,530	$50.7500
	1/26/2006	0	9,530	$55.8200
	1/25/2007	12,500	0	$45.4100
Steven L. Shapiro	10/30/2000	46,485	0	$19.0000
	2/7/2001	63,303	0	$22.8533
	7/24/2001	46,995	0	$25.9333
	7/25/2001	53,337	0	$27.0333
	1/28/2003	25,500	0	$35.2000
	4/23/2003	44,601	0	$38.5899
	1/29/2004	20,445	0	$37.8700
	1/27/2005	0	15,250	$50.7500
	1/26/2006	0	9,530	$55.8200
	1/25/2007	10,000	0	$45.4100
Barry L. Williams	11/16/2000	47,841	0	$18.1458
	7/25/2001	46,242	0	$27.0333
	1/24/2002	886	0	$28.6666
	1/28/2003	25,500	0	$35.2000
	5/16/2003	13,536	0	$37.5866
	11/17/2003	15,630	0	$37.8300
	1/29/2004	20,445	0	$37.8700
	5/19/2004	15,506	0	$38.1800
	1/27/2005	0	15,250	$50.7500
	1/26/2006	0	9,530	$55.8200
	1/25/2007	10,000	0	$45.4100
C.E. Andrews	2/24/2003	400,000	200,000	$35.6233
	1/26/2006	0	25,000	$55.8200
	1/25/2007	0	40,000	$45.4100
Robert S. Autor	5/26/1999	15,000	0	$13.7291
	10/16/2000	75,000	0	$16.1875
	1/15/2001	25,044	0	$20.1666
	5/10/2001	25,404	0	$21.7500
	1/24/2002	180,000	0	$28.6666
	1/28/2003	72,162	0	$35.2000
	1/29/2004	17,360	0	$37.8700
	1/27/2005	0	30,000	$50.7500
	1/26/2006	0	25,000	$55.8200
	1/26/2006	15,567	0	$55.8200
	1/25/2007	0	20,000	$45.4100
Robert S. Lavet	5/10/2001	4,596	0	$21.7500
	1/24/2002	180,000	0	$28.6666
	1/28/2003	45,000	0	$35.2000
	8/21/2003	7,334	0	$40.7400
	1/29/2004	20,000	0	$37.8700
	10/28/2004	19,299	0	$44.9200
	1/27/2005	0	20,000	$50.7500
	11/1/2005	28,757	0	$53.2500
	1/26/2006	0	15,000	$55.8200
	1/25/2007	0	20,000	$45.4100

				Option
		Options	Options	Exercise
Name	Grant Date	Vested	Unvested	Price ($)

Sandra L. Masino	1/29/2004	7,500	0	$37.8700
	1/27/2005	0	10,000	$50.7500
	1/26/2006	0	7,500	$55.8200
	6/5/2006	0	5,000	$53.2200
	1/25/2007	0	8,000	$45.4100
June M. McCormack	1/24/2002	79,980	0	$28.6666
	5/28/2003	14,415	0	$38.4433
	5/28/2003	100,368	0	$38.4433
	5/30/2003	60,000	0	$40.0000
	1/29/2004	25,000	0	$37.8700
	1/27/2005	0	30,000	$50.7500
	1/26/2006	0	30,000	$55.8200
	1/25/2007	0	30,000	$45.4100
Kevin F. Moehn	8/1/2001	3	0	$26.6166
	5/22/2002	18,480	0	$32.8733
	1/28/2003	46,200	0	$35.2000
	1/29/2004	2,640	0	$37.8700
	11/23/2004	70,957	0	$50.9200
	1/27/2005	0	30,000	$50.7500
	1/26/2006	0	30,000	$55.8200
	11/20/2006	0	61,255	$47.2000
	11/20/2006	0	15,790	$47.2000
	1/25/2007	0	20,000	$45.4100

Change of Control Plan for Executive Officers

The Company’s executive officers are participants in a change in control severance plan, which we refer to as the severance plan, that provides for benefits in the event of a change in control of the Company. Under the severance plan, certain benefits will be triggered by the merger; these benefits are described below as “Single Trigger Benefits”. Other benefits may be triggered by the merger; these benefits are described below as “Double Trigger Benefits”.

Single Trigger Benefits.  At the effective time of the merger, all outstanding and unvested equity awards granted under the Company’s equity compensation plans and agreements and held by any executive officer will become vested and non-forfeitable. If as a result of vesting of equity awards any executive officer who is a participant in the severance plan becomes subject to excise taxes under Section 4999 of the Internal Revenue Code, the Company will make certain gross-up payments for the excise taxes payable by the executive officer and for taxes payable on the grossed-up amount.

Double Trigger Benefits.  If within twenty-four months of the merger, the employment of an executive officer terminates due to certain reasons, additional benefits are provided to the executive officers under the severance plan as described below.

Under the severance plan, if an executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason within twenty-four months of the merger, the executive officer is entitled to receive a cash payment equal to two times his or her base salary and the higher of annual performance bonus earned during the two years preceding the termination and the two years preceding the merger. An executive officer is also entitled to receive a pro-rated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two year period.

Termination for cause generally means a determination by the board of directors that there has been an act of misconduct, which means (i) embezzlement, fraud, commission of a felony, breach of fiduciary duty or deliberate disregard of Company policies; (ii) personal dishonesty injurious to the Company; (iii) an unauthorized disclosure of any proprietary information; or (iv) competing with the Company for at least a two-year period after termination of employment.

For good reason generally means (i) a material reduction in the executive officer’s position; (ii) a reduction in the executive officer’s compensation arrangements or benefits (except that variability in the value of stock-based compensation or in incentive compensation will not be considered a reduction); or (iii) a forced relocation of the Company’s executive offices.

If, as a result of benefits paid upon termination of employment, an executive officer becomes subject to excise taxes under Section 4999 of the Internal Revenue Code, the Company will make certain gross-up payments for the excise taxes payable by the executive officer and for taxes payable on the grossed-up amount.

Under the severance plan, the Company’s executive officers are subject to two year non-competition and non-solicitation provisions.

In the event of termination without cause or for good reason, the amount of cash separation payments that each executive officer could receive under the severance plan, based on their compensation as of the record date, would be approximately $2,250,000 for Mr. Andrews; $1,600,000 for Mr. Autor; $1,360,000 for Mr. Lavet; $698,800 for Ms. Masino; $2,050,000 for Ms. McCormack; and $1,825,000 for Mr. Moehn.

Indemnification and Insurance

The surviving corporation has agreed to indemnify (and advance expenses as they are incurred), to the fullest extent permitted by law, each of our present and former officers and directors against any cost or expenses, losses and liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or relating to such person’s service as a director or officer of the Company at or prior to the effective time of the merger.

The merger agreement requires that the Company purchase, and that following the effective time of the merger, the surviving corporation maintain, “tail coverage” directors’ and officers’ liability and fiduciary liability insurance policies containing terms no less advantageous in the aggregate and in the same amount as the Company’s existing policies and with a claims period of at least six years from the effective time of the merger for claims arising from facts or events that occurred on or prior to the effective time of the merger. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, then these obligations shall be fully satisfied if the surviving corporation continues, and the surviving corporation shall continue, to maintain in effect for a period of at least six years from and after the effective time of the merger the directors’ and officers’ liability and fiduciary liability insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company’s existing policies as of the date of the merger agreement, or the surviving corporation shall purchase comparable directors’ and officers’ liability and fiduciary liability insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as provided in the Company’s existing policies as of the date of the merger agreement; provided that in no event shall Parent or the surviving corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences to “U.S. Holders” (as defined below) of the Company’s common stock that receive cash in exchange for their shares of the Company’s common stock pursuant to the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our holders. For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of the Company’s common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any of its political subdivisions; or

•	an estate or trust that is subject to U.S. federal income tax on its income regardless of its source.

Holders of the Company’s common stock who are not U.S. Holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

If a partnership (including an entity taxable as a partnership for U.S. federal income tax purposes) holds the Company’s common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships holding the Company’s common stock and their partners should consult their own tax advisors.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to holders who hold the Company’s common stock as capital assets, and may not apply to the Company’s common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, directly or indirectly, in Parent or the surviving corporation after the merger, holders who validly exercise their rights under Delaware law to object to the merger or to certain types of holders who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. Holders that have a functional currency other than the U.S. dollar, or holders who hold the Company’s common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of restricted stock units or options to purchase the Company’s common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local, foreign, estate, gift or other tax laws.

Exchange of Common Stock for Cash Pursuant to the Merger.  The exchange of the Company’s common stock by a U.S. Holder for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder whose shares of the Company’s common stock are exchanged for cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in such shares of the Company’s common stock. Gain or loss will be determined separately for each block of the Company’s common stock (i.e., the Company’s common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a U.S. Holder’s holding period for such shares of the Company’s common stock is more than one year at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  A U.S. Holder of the Company’s common stock will be subject to information reporting on the cash received pursuant to the merger unless such U.S. Holder is an “exempt recipient,” such as a domestic corporation. In addition, such payments may be subject to backup withholding unless the U.S. Holder or other payee establishes an exemption or provides its correct taxpayer identification number and otherwise complies with the backup withholding rules. To avoid backup withholding, each U.S. Holder and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that such U.S. Holder will receive with the letter of transmittal following completion of the merger. Any amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its own tax advisor regarding the applicability of the rules discussed above and the particular tax effects of the merger in light of such holder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase the Company’s common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Antitrust and Other Regulatory Approvals

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement.

Antitrust.  Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until the Company and Parent each file a notification and report form under the HSR Act and applicable waiting periods have expired or been terminated. The Company and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on May 18, 2007, and termination of the initial thirty day waiting period was granted on June 18, 2007. At any time before or after completion of the merger, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Moreover, at any time before or after the completion of the merger, any state attorney general could take such action under the antitrust laws as is deemed necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent or its affiliates. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, the Company believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. However, the Company and Parent can give no assurance that a challenge to the merger by a governmental authority or private party on antitrust grounds will not be made, or, if such a challenge is made, that the Company and Parent will prevail.

Other Approvals and Filings.  Because the Company owns Sallie Mae Bank, a Utah chartered industrial bank, the Investor Group has also filed a notice under the Change in Bank Control Act with the Federal Deposit Insurance Corporation to acquire Sallie Mae Bank. Pursuant to the merger agreement, the Investor Group will divest, hold separate or take other appropriate action with respect to Sallie Mae Bank, if necessary to obtain regulatory clearance for the merger. Parent filed for approval from the Federal Deposit Insurance Corporation on June 1, 2007, and the parties have filed with other federal, state and foreign regulatory authorities in connection with the change in control of the Company’s other subsidiaries, including those engaged in securities, mortgage and debt collection activities.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Delisting and Deregistration of Common Stock

If the merger is completed, the Company’s common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company’s common stock.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [  ].

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, the Company will continue to exist following the merger. Upon completion of the merger, the directors of Merger Sub at the effective time of the merger will be the initial directors of the surviving corporation and the officers of the Company at the effective time of the merger will be the initial officers of the surviving corporation. All surviving corporation directors and officers will hold their positions until their successors are duly elected or appointed and qualified.

The Company, Parent or Merger Sub may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the approval and adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement” beginning on page [  ].

Effective Time; Marketing Period

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as soon as legally permitted and practicable after our stockholders approve and adopt the merger agreement and, if necessary, the expiration of the marketing period described below.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to complete the merger no later than the third business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” beginning on page [  ], except that Parent and Merger Sub will not be obligated to complete the merger until the earlier to occur of a date during the marketing period specified by Parent on at least three business days’ notice to us and the final day of the marketing period.

For purposes of the merger agreement, “marketing period” means the first period of thirty consecutive calendar days throughout which:

•	Parent has certain financial and other information required to be provided by the Company under the merger agreement in connection with Parent’s financing of the merger; and

•	both the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate by the Company) to complete the merger are satisfied; provided that, subject to certain limitations, if the only condition that has not been satisfied is approval of the Company’s stockholders because the special meeting of stockholders has not yet occurred, the marketing period will begin twenty-one calendar days prior to the date of the special meeting of stockholders.

The marketing period must occur either entirely before or entirely after the periods from and including August 18, 2007 through and including September 3, 2007, or from and including December 22, 2007 through and including January 1, 2008.

The purpose of the marketing period is to provide a reasonable period of time during which the Lender Parties can syndicate their commitment to provide financing under the debt commitment letter.

If the merger is not completed by February 15, 2008, either Parent or the Company may terminate the merger agreement so long as the failure of the merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply with the terms of the merger agreement.

Merger Consideration

Each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $60.00 in cash, without interest and less any applicable withholding taxes, other than the following shares:

•	shares held by holders who have properly demanded and perfected their appraisal rights; and

•	shares held in treasury (other than shares in an employee plan of the Company) or owned by Parent or Merger Sub.

After the merger is effective, each holder of a certificate representing any shares of the Company’s common stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page [  ].

Treatment of Options and Other Awards

Stock Options.  Upon the completion of the merger, each outstanding option to acquire the Company’s common stock granted under our equity incentive plans, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the option multiplied by the amount (if any) by which $60.00 exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Restricted Stock Units.  Upon the completion of the merger, all restricted stock units, whether or not vested, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the restricted stock units multiplied by $60.00, less any applicable withholding taxes.

Deferred Stock Units.  Upon the completion of the merger, all amounts held in participant accounts under the deferred compensation plans that are denominated in the Company’s common stock will be converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock deemed held in such accounts multiplied by $60.00, less any applicable withholding taxes. This obligation will be payable or distributable in accordance with the terms of our deferred compensation plans, as amended to comply with Section 409A of the Internal Revenue Code.

Restricted Stock.  Upon the completion of the merger, each share of restricted stock, whether or not vested, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock represented by the share of restricted stock multiplied by $60.00, less any applicable withholding taxes.

Employee Stock Purchase Plan.  The Company has agreed to take all action as is necessary to cause its Employee Stock Purchase Plan to be suspended as of the end of April 2007. The Company will cause the then current offering periods to end and such periods will be the final offering periods under the plan. In accordance with the terms of the merger agreement, the Company has taken actions to comply with these obligations. Upon completion of the merger, the Employee Stock Purchase Plan will be terminated.

The effect of the merger upon our other employee benefit plans is described under “— Employee Benefits” beginning on page [  ].

Treatment of Preferred Stock

All shares of our Series A 6.97% Cumulative Redeemable Preferred Stock and Series B Floating-Rate Non-Cumulative Preferred Stock outstanding immediately prior to the completion of the merger will remain issued and outstanding and will have the rights and privileges as set forth in the surviving corporation’s certificate of incorporation.

Payment for the Shares of Common Stock

Parent will designate an exchange agent reasonably acceptable to us to make payment of the merger consideration as described above. Prior to or at the effective time of the merger, Parent will deposit, or Parent will cause the surviving corporation to deposit, in trust with the exchange agent, the funds appropriate to pay the merger consideration to the stockholders and holders of options, restricted stock units, deferred stock units and restricted stock. Following the effective time of the merger, we will close our stock ledger. After that time, there will be no further transfer of shares of the Company’s common stock.

Promptly after the effective time of the merger, the surviving corporation will cause the exchange agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The exchange agent will pay you your merger consideration after (i) you have surrendered your certificates to the exchange agent (or the exchange agent receives an “agent’s message” in the case of a book entry transfer for uncertificated shares) and (ii) you have provided to the exchange agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. You should not forward your stock certificates to the exchange agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

If any cash deposited with the exchange agent is not claimed within six months following the effective time of the merger, such cash will be returned to Parent upon demand. Any holder who has not exchanged shares of the Company’s common stock for the merger consideration prior to the demand of Parent to return the deposited cash must look only to Parent for payment of the merger consideration after such demand. Parent is not liable to any holder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

If the exchange agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the exchange agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation directs as indemnity against any claim that may be made against the surviving corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, the Company, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	finder’s fees; and

•	information supplied for inclusion in this proxy statement.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform its obligations under the merger agreement;

•	the operations of Parent and Merger Sub;

•	the ability to satisfy the conditions for being exempt from the moratorium defined in the January 31, 2007 FDIC Notice of Moratorium on Certain Industrial Bank Applications and Notices;

•	the absence of litigation or governmental orders that would prevent or materially delay the merger; and

•	the solvency of Parent and the surviving corporation following the merger.

The Company also made representations and warranties relating to:

•	capital structure;

•	subsidiaries;

•	documents filed with the SEC and compliance with the Sarbanes-Oxley Act;

•	financial statements;

•	absence of certain changes or events since December 31, 2006;

•	undisclosed liabilities;

•	compliance with applicable laws;

•	litigation;

•	the receipt by the board of directors and the transaction committee of separate opinions from our financial advisors;

•	tax matters;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	environmental matters;

•	title to properties;

•	material contracts;

•	anti-takeover statutes;

•	insurance;

•	derivative transactions;

•	agreements with regulators;

•	securitization matters; and

•	our student loan portfolio.

Many of the Company’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean a material adverse effect on the financial condition, business, or results of operations of the Company and its subsidiaries, taken as a whole, except to the extent any such effect results from:

•	changes in GAAP, or changes in regulatory accounting requirements applicable to any industry in which we or any of our subsidiaries operate;

•	changes in applicable law (provided that, for purposes of the definition, “changes in applicable law” does not include any changes in applicable law relating specifically to the education finance industry that are in the aggregate more adverse to the Company and our subsidiaries, taken as a whole, than the legislative and budget proposals described under the heading “Recent Developments” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, in each case in the form proposed publicly as of the date of the Company’s 10-K) or interpretations thereof by any governmental authority;

•	changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, provided that such changes do not disproportionately affect us relative to similarly sized financial services companies;

•	any proposed law, rule or regulation, or any proposed amendment to any existing law, rule or regulation, in each case affecting us or any of our subsidiaries and not enacted into law prior to the completion of the merger;

•	changes affecting the financial services industry generally, provided that such changes do not disproportionately affect us relative to similarly sized financial services companies;

•	public disclosure of the merger agreement or the transactions contemplated thereby, including the initiation of litigation by any person with respect to the merger agreement;

•	any change in the debt ratings of the Company or any debt securities of the Company or any of our subsidiaries in and of itself;

•	any actions taken (or omitted to be taken) at the written request of Parent; or

•	any action taken by us, or that we cause to be taken by any of our subsidiaries, in each case that is required pursuant to the merger agreement.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the completion of the merger, except as contemplated by the merger agreement, we and our subsidiaries will:

•	conduct our operations in the ordinary course and consistent with past practice; and

•	use our best efforts to maintain and preserve intact our present business organization and preserve our assets, rights and properties in good repair and condition, maintain in effect all of our foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of our directors, officers and key employees and maintain satisfactory relationships with our customers, lenders, suppliers and others having material business relationships with us.

We have also agreed that, until the completion of the merger, except as expressly contemplated by the merger agreement or with Parent’s prior consent, we and our subsidiaries will not:

•	amend our articles of incorporation, by-laws or other similar organizational documents (whether by merger, consolidation or otherwise);

•	adjust, split, combine, exchange, reclassify, redeem, repurchase or otherwise acquire any of our capital stock or any capital stock of our subsidiaries;

•	make, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of our capital stock or the capital stock of our subsidiaries;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of our securities or any securities of our subsidiaries, except for:

•	dividends by any of our subsidiaries on a pro rata basis to the equity owners thereof,

•	dividends on the Series A 6.97% Cumulative Redeemable Preferred Stock in accordance with the terms thereof, and

•	dividends on the Series B Floating-Rate Non-Cumulative Preferred Stock in accordance with the terms thereof;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any of our securities or securities of our subsidiaries, other than the issuance of shares of the Company’s common stock upon the exercise of stock options that are outstanding on the date of the merger agreement in accordance with the terms of those options on the date of the merger agreement and any securities of our subsidiaries or any other wholly owned subsidiary;

•	amend any term of any of our securities or any security of our subsidiaries (in each case, whether by merger, consolidation or otherwise);

•	issue, award or grant, or authorize the issuance, award or grant, of any right to acquire any of our securities or any securities of our subsidiaries;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), other than the acquisition of student loans in the ordinary course of business, directly or indirectly, any assets, securities, properties, interests or businesses, or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect thereto) in any person, in each case having a fair market value in excess of $5 million individually or $40 million in the aggregate;

•	sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a lien any of our or our subsidiaries’ assets, securities, properties, interests or businesses, in each case if such action would reasonably be expected to result in the book value of the unencumbered assets owned by us and our subsidiaries at any time being less than 95% of the aggregate principal amount of the unsecured indebtedness of the Company outstanding at such time;

•	other than in the ordinary course of business, make any material loans, advances or capital contributions to, or investments in, any other person;

•	make any capital expenditures (or authorization or commitment with respect thereto) in a manner reasonably expected to cause expenditures of more than $5 million individually or $15 million in the aggregate;

•	enter into any new line of business outside of our existing business;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any material indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;

•	enter into any agreement or arrangement pertaining to certain types of material contracts or enter into, renew or terminate any material contract other than in the ordinary course of business consistent with past practice;

•	waive, release or assign any material rights, claims or benefits of the Company or any of its subsidiaries;

•	grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its subsidiaries;

•	increase benefits payable under any existing severance or termination pay policies or employment agreements;

•	enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries;

•	establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its subsidiaries;

•	other than increases in annual base salary in the ordinary course of business consistent with past practice, increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its subsidiaries;

•	change our methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Securities Exchange Act of 1934, as amended, as agreed to by our independent public accountants;

•	amend any material tax return, change any method of accounting for tax purposes, enter into any closing agreement with respect to taxes, make, change or revoke any material tax election, settle or compromise any material tax liability or make or surrender any claim for a material refund of taxes;

•	compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements that:

•	involve the payment of monetary damages not in excess of $1 million individually or $10 million in the aggregate,

•	otherwise are not material to the conduct of the business of the Company and its subsidiaries, taken as a whole, and with respect to which Parent is given a reasonable opportunity to consult with us prior to our taking such action and

•	do not purport to bind or apply to the affiliates of Parent; or

•	agree, resolve or commit to do any of the foregoing.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, we and Parent have agreed to use our respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things proper or advisable under applicable law to complete the transactions contemplated by the merger agreement, including:

•	preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are proper or advisable to complete the transactions contemplated by the merger agreement; and

•	cooperating with each other in connection with the preparation and filing of any such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.

If any objections are asserted with respect to the transactions contemplated by the merger agreement under any applicable law or if any action, suit or other proceeding is instituted or threatened by any governmental authority or any private party challenging any of the transactions contemplated thereby as violative of any applicable law, we and Parent have agreed to use our respective reasonable best efforts promptly to resolve such objections. To this end, Parent has agreed to hold separate or to divest any of the businesses or properties or assets of the Company and our subsidiaries, and the affiliates of Parent have agreed to restructure the equity ownership of Parent and the related governance rights with respect to Parent or the Company and our subsidiaries to obtain HSR Act clearance. The foregoing commitments include the prompt divestiture, liquidation, sale or other disposition of, or other appropriate action (including the placing in a trust or otherwise holding separate) with respect to Sallie Mae Bank, if Parent has been unable to obtain the requisite regulatory approvals relating to Sallie Mae Bank in a reasonably timely manner customary for other transactions of a similar nature.

In connection with obtaining the foregoing approvals, consents, registrations, permits, authorizations and other confirmations and in taking actions to resolve any such objections, Parent is not required to take actions that would be reasonably likely to have a material adverse effect on the financial condition, business or results of operations of the Company and our subsidiaries, taken as a whole, and other than as specified above, the affiliates of Parent are not required to take any actions, be subject to any conditions or enter into any agreements or commitments with respect to their respective businesses or the Company and our subsidiaries.

Financing

Cooperation of the Company

We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our and their respective representatives to) provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt and equity financing, including:

•	participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents;

•	furnishing Parent and its debt financing sources with financial and other information regarding us and our subsidiaries as may be reasonably requested by Parent, including financial statements, pro forma financial information, financial data, audit reports and other information of the type customarily included in a registration statement;

•	obtaining customary accountants’ comfort letters, legal opinions, appraisals, surveys, title insurance and other documentation and items relating to the financing as reasonably requested by Parent;

•	providing monthly financial statements (excluding footnotes) within twenty-five days of the end of each month prior to the completion of the merger;

•	executing and delivering, as of the effective time of the merger, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent;

•	taking commercially reasonable actions necessary to permit the prospective lenders involved in the debt financing to evaluate the Company’s and our subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the effective time of the merger and establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the debt financing as of the effective time of the merger;

•	obtaining waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which we or any of our subsidiaries is a party; and

•	taking all corporate actions reasonably requested by Parent that are necessary or customary to permit the completion of the financing and to permit the proceeds to be made available to Parent to complete the merger.

The merger agreement limits our obligation to incur any fees or expenses with respect to the debt or equity financing prior to the effective time of the merger.

Debt Financing

Parent has agreed, subject to the terms and conditions of the equity commitment letters, to use its reasonable best efforts to obtain debt financing on the terms and conditions described in the debt commitment letter, including using reasonable best efforts to:

•	negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms reasonably acceptable to Parent; and

•	satisfy on a timely basis all conditions applicable to such financing in such definitive agreements.

Parent and Merger Sub may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt commitment letter as of the date of the merger agreement and may otherwise replace or amend the debt commitment letter so long as such action would not reasonably be expected to materially delay or prevent the merger and so long as the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the debt commitment letter as in effect on the date of the merger agreement. Any amendment of the debt commitment letter will be subject to the consent of the Lender Parties. Furthermore, Parent may engage in an equity syndication to include other investors in Parent. In the event that all conditions to the availability of the financing have been satisfied, Parent must use its reasonable best efforts to cause the lenders and other persons to fund the debt financing and equity financing required to complete the merger.

In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent will promptly notify us and Parent will use its reasonable best efforts to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), in an amount sufficient to complete the transactions contemplated by the merger agreement, as promptly as possible. In addition, Parent has agreed that, in the event that:

•	all or any portion of the debt financing structured as high yield financing has not been completed;

•	subject to limited exceptions, all closing conditions contained in the merger agreement have been satisfied or waived; and

•	the bridge facility contemplated by the debt commitment letter is available on the terms and conditions described in the debt commitment letter;

then the Parent shall cause the proceeds of the bridge financing to replace the high yield financing no later than the last day of the marketing period. See “— Effective Time; The Marketing Period” beginning on page [  ] for a discussion of the marketing period.

Convertible Notes

If requested by Parent in writing, we will, to the extent permitted by the indenture governing the Company’s Floating Rate Convertible Senior Debentures due 2035, issue a notice of redemption for the outstanding debentures pursuant to the applicable provisions of the indenture.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been approved and adopted by the affirmative vote of a majority of the votes entitled to be cast by holders of the outstanding shares of the Company’s common stock;

•	absence of any applicable law prohibiting the completion of the merger; and

•	any applicable waiting period under the HSR Act relating to the merger shall have expired or been terminated and such other approvals and consents the failure of which to obtain would result in a Material Adverse Effect shall have been obtained.

Conditions to Parent’s and Merger Sub’s Obligations.  The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the Company must have performed in all material respects all of its obligations required to be performed by it at or prior to the effective time of the merger;

•	subject to certain materiality thresholds, the representations and warranties of the Company set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date); and

•	Parent must have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

Conditions to the Company’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	each of Parent and Merger Sub must have performed in all material respects all of its obligations required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement must be true in all material respects at and as of the effective time of the merger as if made at and as of such time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date shall be true and correct as of such date); and

•	the Company must have received a certificate signed by an executive officer of Parent to the foregoing effect.

To the extent legally permitted, our board of directors (acting through the transaction committee if such committee still exists) can waive compliance with the foregoing conditions. Our board of directors is not presently aware of any condition to the merger that cannot be satisfied. Our board of directors intends to re-solicit stockholder approval if either party waives material conditions to the closing of the merger and such changes in the terms of the merger render the disclosure that the Company previously provided to the stockholders materially misleading.

Restrictions on Solicitations of Other Offers

The merger agreement provides that neither the Company nor any of our subsidiaries will authorize or permit any of our respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives to directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any offer, proposal or inquiry from any third party relating to the acquisition of securities or assets of the Company;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of our subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make a proposal relating to the acquisition of securities or assets of the Company;

•	fail to make and include in the proxy statement, or withdraw or modify in a manner adverse to Parent, the board of directors’ recommendation that stockholders approve and adopt the merger agreement (or recommend an acquisition proposal from a third party or take any action or make any statement inconsistent with the board of directors’ recommendation in favor of the approval of the merger agreement); or

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to any proposal by a third party relating to the acquisition of securities or assets of the Company.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or provide information with respect to the Company to, any third party to the extent that:

•	we receive a written acquisition proposal from a third party that our board of directors (acting through the transaction committee if such committee still exists) believes in good faith to be bona fide;

•	our board of directors (acting through the transaction committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and

•	after consultation with its outside counsel, our board of directors (acting through the transaction committee) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In such cases, we will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with the lead members of the Investor Group and that does not prevent or impede our compliance with any of its disclosure or other obligations under the merger agreement. Also, we will promptly provide to Parent any material non-public information concerning us or our subsidiaries provided to such other person that was not previously provided to Parent.

We will promptly (within one business day) notify Parent in the event we receive an acquisition proposal, including the material terms and conditions thereof, and will keep Parent reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, we will promptly (within one business day) notify Parent orally and in writing if we begin providing information or engage in negotiations concerning an acquisition proposal.

An “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry from any third party relating to (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and our subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of our subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if completed, would result in such third party’s beneficially owning 25% or more of any class of equity or voting securities of the Company or any of our subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of our subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

A “superior proposal” means an acquisition proposal that our board of directors (acting through the transaction committee if such committee still exists) in good faith determines would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by the merger agreement (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood and timing of completion of such transaction on the terms set forth therein (as compared to the terms in the merger agreement) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable law. For purposes of the definition of “superior proposal,” the references to “25% or more” in the definition of acquisition proposal shall be deemed to be references to “a majority.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The merger agreement requires us to duly call and hold a meeting of our stockholders to approve and adopt the merger agreement. In this regard, our board of directors has resolved to recommend that our stockholders approve and adopt the merger agreement. However, at any time prior to the approval and adoption of the merger agreement by our stockholders, if we receive an acquisition proposal that our board of directors (acting through the transaction committee if such committee still exists) concludes in good faith constitutes a superior proposal (after giving effect to any adjustments to the terms of the merger agreement offered by Parent), our board of directors (acting through the transaction committee if such committee still exists) may withdraw or modify in a manner adverse to Parent its recommendation that our stockholders approve and adopt the merger agreement (or recommend an alternative acquisition proposal or take any action or make any statement inconsistent with its recommendation that our stockholders approve and adopt the merger agreement), and/or terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal if our board of directors (acting through the transaction committee if such committee still exists) determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

To the extent the board proposes to take the foregoing actions with regard to its recommendation, it may only do so after:

•	giving written notice to Parent at least four (4) business days in advance of its intention to change its recommendation or terminate the merger agreement; and

•	negotiating in good faith during such four-day period with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases, in the judgment of our board of directors (acting through the transaction committee if such committee still exists) to constitute a superior proposal.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the merger agreement has been or is concurrently terminated in accordance with its terms and we have concurrently paid to Parent the $900 million termination fee as described in further detail in “— Termination Fees” beginning on page [  ].

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of the Company and Parent; or

•	by either the Company or Parent, if:

•	the merger is not completed on or before February 15, 2008, so long as the failure of the merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply with the terms of the merger agreement;

•	there shall be any applicable law that makes completion of the merger illegal or otherwise prohibits or enjoins the Company or Parent from consummating the merger and such enjoinment is final and nonappealable; or

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement is voted on, fail to approve and adopt the merger agreement; or

•	by Parent, if:

•	our board of directors fails to make (and include in the proxy statement), or withdraws or modifies in a manner adverse to Parent its recommendation that the stockholders of the Company approve and adopt the merger agreement (or recommends an acquisition proposal or takes any action or makes any statement inconsistent with its recommendation that the stockholders of the Company approve and adopt the merger agreement); or

•	the Company breaches its obligations to call the special meeting for the purpose of voting on the approval and adoption of the merger agreement or to not solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposals; or

•	the Company breaches any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not, or is not capable of being, cured within sixty days of receipt of written notice by Parent to the Company (but not later than February 15, 2008); provided that neither Parent nor Merger Sub is then in breach of the merger agreement so as to cause specified conditions to closing to not be satisfied; or

•	by the Company, if:

•	such termination is effected prior to obtaining stockholder approval in order to enter into an agreement with respect to a superior proposal, but only to the extent we concurrently with such termination pay Parent the termination fee as described below;

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not, or is not capable of being, cured within sixty days of receipt of written notice by the Company to Parent (but not later than February 15, 2008); provided that the Company is not in material breach of the merger agreement so as to cause the closing conditions relating to Parent’s and Merger Sub’s obligations to complete the merger not to be satisfied; or

•	the merger is not completed on or prior to the second business day after the final day of the marketing period and all conditions to the obligations of Parent and Merger Sub (which include the Company having performed its obligations, other than delivery of any officer’s certificate) have been satisfied and such conditions continue to be satisfied.

Termination Fees

Payable by the Company

We must pay Parent a termination fee of $900 million upon termination of the merger agreement in the following circumstances:

•	Parent terminates the merger agreement because our board of directors fails to make (and include in the proxy statement), or withdraws or modifies in a manner adverse to Parent, its recommendation that the stockholders of the Company approve and adopt the merger agreement (or recommends an acquisition proposal or takes any action or makes any statement inconsistent with its recommendation that the stockholders of the Company approve and adopt the merger agreement); or

•	Parent terminates the merger agreement because the Company breaches its obligations to call the special meeting for the purpose of voting on the approval and adoption of the merger agreement or to not solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposals from third parties; or

•	we terminate the merger agreement prior to the special meeting in order to enter into a definitive agreement with respect to a superior proposal.

We must also pay Parent a termination fee of $900 million in the following circumstances:

•	we or Parent terminate the merger agreement because the merger is not completed by February 15, 2008, and (i) prior to February 15, 2008 a bona fide acquisition proposal has been made by a third party and (ii) within twelve months after such termination, we enter into a definitive agreement with respect to, or complete, any acquisition proposal; or

•	we or Parent terminate the merger agreement because our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement is voted on, fail to approve and adopt the merger agreement, and (i) prior to the special meeting a bona fide acquisition proposal has been made by a third party and (ii) within twelve months after such termination, we enter into a definitive agreement with respect to, or complete any acquisition proposal.

Payable by Parent

Parent has agreed to pay us a termination fee of $900 million if the merger agreement is terminated under the following circumstances:

•	we terminate the merger agreement because Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not, or is not capable of being, cured within sixty days of receipt of written notice by the Company to Parent (but not later than February 15, 2008), provided that the Company is not in breach of the merger agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to complete the merger not to be satisfied, and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) not to be satisfied by February 15, 2008;

•	we terminate the merger agreement in the situation where the merger is not completed on or prior to the second business day after the final day of the marketing period and all conditions to the obligations of Parent and Merger Sub (which include the Company having performed its obligations, other than delivery of any officer’s certificate) have been satisfied and such conditions continue to be satisfied; or

•	we or Parent terminate the merger agreement because the merger is not completed by February 15, 2008 as a result of Parent or its affiliates failing to satisfy the HSR Act condition to closing.

Indemnification and Insurance

Parent has agreed to cause the surviving corporation after the merger to indemnify and hold harmless, to the fullest extent permitted under applicable law (including with respect to the advancement of expenses as incurred), each of our present and former directors and officers and the directors and officers of our subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such director’s or officer’s service as a director or officer of the Company or our subsidiaries.

Prior to the completion of the merger, we or the surviving corporation will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of our existing directors’ and officers’ insurance policies and our existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time of the merger. The insurance coverage will be obtained from an insurance carrier with a comparable credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under our existing policies.

If we and the surviving corporation for any reason fail to obtain such insurance policies, known as “tail” insurance policies, as of the effective time of the merger, then the surviving corporation must maintain in effect for a period of at least six years from and after the effective time of the merger the insurance policies that were in place as of the date of the merger agreement, or purchase comparable insurance policies for such six-year period, with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under our existing policies, provided that in no event is Parent or the surviving corporation required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the annual premiums of such insurance coverage exceed such amount, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Employee Benefits

For a period of twelve months following the effective time of the merger, we and Parent have agreed to provide to each of the Company’s and our subsidiaries’ employees base salary and annual bonus opportunities not less than, and benefits that in the aggregate are substantially similar to, the base salary and annual bonus opportunities and benefits provided to each such employee immediately prior to the closing of the merger. This obligation excludes, for all purposes, equity-based compensation. The aforementioned obligations, however, do not give any of our employees any right to continued employment or impair in any way our right to terminate the employment of any employee.

We and Parent have agreed that all of the Company’s and our subsidiaries’ current and former employees will receive full credit for service with the Company, our subsidiaries, affiliates and predecessors for purposes of eligibility, vesting and benefit accrual (but not including accrual of benefits under any defined benefit pension plan) under the employee benefit plans and arrangements maintained by us or Parent in which such employees participate after the closing of the merger.

With respect to all welfare benefit plans maintained by the Company or our subsidiaries or Parent for the benefit of employees of the Company or any of our subsidiaries on and after the closing of the merger, we and Parent will cause there to be waived any eligibility requirements or pre-existing condition limitations and to give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such employees with respect to similar plans maintained by us prior to the effective time of the merger.

Amendment, Extension and Waiver

The parties may amend or waive any provision of the merger agreement prior to the effective time of the merger, but only if such amendment or waiver is in writing and is signed. In the case of an amendment, the writing must be signed by each party to the merger agreement. In the case of a waiver, the writing must be signed by each party against whom the waiver is to be effective; provided that, after our stockholders have approved and adopted the merger agreement, there can be no amendment or waiver that reduces the amount or changes the kind of consideration to be received in the merger without the stockholders’ further approval. Any waiver by the Company or entry into an amendment by the Company must be approved by the transaction committee if such committee still exists.

Specific Performance and Limitation on Liability

The parties have agreed that the Company is not entitled to seek an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of the merger agreement. Parent and Merger Sub are entitled to seek an injunction or injunctions to prevent breaches of the merger agreement by the Company or to enforce specifically the performance of the terms and provisions of the merger agreement by the Company in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

The Company’s sole and exclusive remedy with respect to any breach of the merger agreement will be the termination of the merger agreement in accordance with its terms and payment by Parent to the Company of the $900 million termination fee, if applicable.

SUBSEQUENT EVENTS

On May 22, 2007, the Company announced that Thomas J. Fitzpatrick, Chief Executive Officer and Vice Chairman, was leaving the Company effective May 22, 2007. Mr. Fitzpatrick also tendered his resignation from the board of directors, which was accepted effective as of May 22, 2007. On May 22, 2007, the Company also announced that C.E. Andrews, Executive Vice President and Chief Financial Officer, was appointed Chief Executive Officer of the Company effective immediately. The departure of Mr. Fitzpatrick and appointment of Mr. Andrews was reported by the Company in its Current Report on Form 8-K filed on May 22, 2007. In accordance with the terms of the merger agreement, Parent and Merger Sub provided their written consent to the Company with respect to the termination of Mr. Fitzpatrick and the appointment of Mr. Andrews as Chief Executive Officer and have agreed that such termination and appointment will not be taken into account for purposes of determining whether a material adverse effect (as defined in the merger agreement) has occurred.

MARKET PRICE OF COMMON STOCK

The Company’s common stock is listed for trading on the NYSE under the symbol “SLM”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape and dividends declared for the Company’s common stock.

			Dividend
	High	Low	Declared

FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$55.13	$46.39	$0.19
Second Quarter	$51.46	$45.56	$0.22
Third Quarter	$53.98	$48.85	$0.22
Fourth Quarter	$56.48	$51.32	$0.22
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$58.35	$51.86	$0.22
Second Quarter	$55.21	$50.05	$0.25
Third Quarter	$53.07	$45.76	$0.25
Fourth Quarter	$52.09	$44.65	$0.25
FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$49.96	$40.30	$0.25

The closing sale price of the Company’s common stock on the NYSE on April 12, 2007, the last trading day prior to press reports of rumors regarding a potential acquisition of the Company, was $40.75 per share. On [          ], 2007, the most recent practicable date before this proxy statement was printed, the closing price for the Company’s common stock on the NYSE was $[     ] per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

To the Company’s knowledge, the following institutions beneficially owned more than 5% of the Company’s outstanding common stock on December 31, 2006. The holdings reported below are based solely on Schedules 13G and amendments thereto filed with the SEC as of March 15, 2007. The Company is not aware of any other beneficial owner who became the beneficial owner of 5% or more of the Company’s common stock between December 31, 2006 and March 15, 2007.

		Percent of
		Class as of
		December 31,
Name and Address of Beneficial Owner	Shares(1)	2006

Capital Group International, Inc.(2) 11100 Santa Monica Blvd. Los Angeles, CA 90025	47,818,070	11.6%
Barrow, Hanley, Mewhinney & Strauss, Inc.(3) 2200 Ross Avenue, 31st Floor Dallas, TX 75201	27,280,054	6.6%
The TCW Group, Inc., on behalf of the TCW Business Unit(4) 865 South Figueroa Street Los Angeles, CA 90017	21,483,055	5.2%

(1)	Except as indicated, each institution has sole investment power and has sole power to vote with respect to the shares listed.

(2)	Based on information contained in Amendment No. 9 to Schedule 13G filed on February 12, 2007, by Capital Group International, Inc. and Capital Guardian Trust Company, wherein they reported that Capital Group International, Inc. has sole voting power relative to 36,557,700 shares and sole investment power relative to 47,818,070 shares, and that Capital Guardian Trust Company has sole voting power relative to 24,896,230 shares and sole investment power relative to 35,069,090 shares. Capital Group International, Inc. is a holding company for a group of investment management companies, including Capital Guardian Trust Company, which is organized as a bank. Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership of these shares. The address of Capital Guardian Trust Company is the same as that of Capital Group International, Inc. above.

(3)	Based on information contained in the Schedule 13G filed on February 9, 2007, by Barrow, Hanley, Mewhinney & Strauss, Inc, which we refer to as Barrow. Barrow has sole voting power relative to 7,433,423 shares and shared voting power relative to 19,846,631 shares.

(4)	Based on information contained in the Schedule 13G filed February 12, 2007, by The TCW Group, Inc., which we refer to as TCW, on behalf of the TCW Business Unit. TCW has sole voting power relative to zero shares and shared voting power relative to 18,470,765 shares. The four subsidiaries of The TCW Group, Inc. that constitute the TCW Business Unit are: (i) Trust Company of the West, a California corporation, (ii) TCW Asset Management Company, a California corporation, (iii) TCW Investment Management Company, a California corporation, and (iv) TCW Capital Investment Corporation, a California corporation. The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France.

Directors and Executive Officers

The following table sets forth information concerning beneficial ownership of the Company’s common stock as of June 15, 2007 for: (i) each director; (ii) and the named executive officers for 2007; (iii) the directors and executive officers as a group; and (iv) each beneficial holder of more than 5% of our voting securities.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, options that are exercisable or will become exercisable into shares the Company’s common stock within sixty days of the date of this proxy statement, if any, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

				Total Beneficial	Percent of
	Shares(1)		Vested Options(2)	Ownership(3)	Class

Non-Employee Directors

Ann Torre Bates	18,522	(4)	218,177	236,699	*
Charles L. Daley	41,290	(5)	308,924	350,214	*
William M. Diefenderfer, III	68,282	(6)	173,632	241,914	*
Diane Suitt Gilleland	81,148	(7)	167,339	248,487	*
Earl A. Goode	35,227		121,945	157,172	*
Ronald F. Hunt	215,184	(8)	156,502	371,686	*
Benjamin J. Lambert, III	82,421	(9)	233,275	315,696	*
Albert L. Lord	1,017,778	(10)	7,036,709	8,054,487	1.96%
Barry A. Munitz	130,137		22,775	152,912	*
A. Alexander Porter, Jr.	692,241	(11)	607,430	1,299,671	*
Wolfgang Schoellkopf	55,000	(12)	157,944	212,944	*
Steven L. Shapiro	131,312	(13)	310,666	441,978	*
Barry Lawson Williams	19,797	(14)	195,586	215,383	*
Named Executive Officers

C.E. Andrews	64,154	(15)	400,000	464,154	*
June M. McCormack	215,231	(16)	279,763	494,994	*
Kevin F. Moehn	148,499	(17)	138,280	286,779	*
Directors and Executive Officers as a Group	3,235,238		11,266,970	14,502,208	3.52%

*	Less than one percent

(1)	Shares held directly or indirectly by the individual or by the individual and his or her spouse, including shares credited to Company-sponsored retirement plans.

(2)	Shares that may be acquired within 60 days as of 4/30/07 through the exercise of stock options.

(3)	Total of columns 1 and 2. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.

(4)	18,522 shares are held in a margin account and are therefore “pledged as security”. No loan is outstanding.

(5)	21,000 shares are held in a margin account and are therefore “pledged as security”. Mr. Daley’s share ownership includes 2,625 shares held through a limited partnership in which he owns a 50% interest. 3,200 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account.

(6)	4,014 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account.

(7)	68,310 shares are held in a margin account and are therefore “pledged as security”. No loan is outstanding. 12,838 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account.

(8)	197,758 shares are held in a margin account and are therefore “pledged as security”. No loan is outstanding. Mr. Hunt’s share ownership includes 1,575 shares held solely in his wife’s name. 15,851 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account.

(9)	Mr. Lambert’s share ownership includes 35,790 shares held in trust by his wife. 5,732 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account.

(10)	783,891 shares are held in a margin account and are therefore “pledged as security”. Mr. Lord’s share ownership includes 2,100 shares held in his wife’s name. 229,684 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account.

(11)	687,771 shares are held in a margin account and are therefore “pledged as security”. Mr. Porter’s share ownership includes 687,771 shares over which he shares investment and voting control. 3,200 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account.

(12)	55,000 shares are held in a margin account and are therefore “pledged as security”. No loan is outstanding.

(13)	8,602 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account.

(14)	19,756 shares are held in a margin account and are therefore “pledged as security”.

(15)	13,368 shares are also reported in the Restricted and Performance Stock column of the Interests of Certain Persons in the Merger table on page [ ].

(16)	158,958 shares are held in a margin account and are therefore “pledged as security”. No loan is outstanding. 37,911 of the shares reported in this column are phantom stock units credited to a deferred compensation plan account. 18,362 shares are also reported in the Restricted and Performance Stock column of the Interests of Certain Persons in the Merger table on page [ ].

(17)	119,025 shares are held in a margin account and are therefore “pledged as security”. No loan is outstanding. Mr. Moehn’s share ownership includes 100 shares owned by his son. 23,850 shares are also reported in the Restricted and Performance Stock column of the Interests of Certain Persons in the Merger table on page [ ].

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of the Company’s common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Voting against or failing to vote for the approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

All demands for appraisal should be addressed to SLM Corporation, 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within sixty days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within one hundred twenty days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within one hundred twenty days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within one hundred twenty days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within sixty days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of the Company’s common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than sixty days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within one hundred twenty days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2008 annual meeting of stockholders. A stockholder who intends to introduce a proposal for consideration at the Company’s 2008 annual meeting, set for May 8, 2008, may seek to have that proposal and a statement in support of the proposal included in the Company’s proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To be considered for inclusion, the proposal and supporting statement must be received by the Company not later than December 11, 2007 and must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

The Company’s By-laws provide that a stockholder may otherwise propose business for consideration or nominate persons for election to our board of directors, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8. The Company’s By-laws provide that any such proposals or nominations for the Company’s 2008 annual meeting must be received by the Company on or after February 17, 2008 and on or before April 17, 2008. Any such notice must satisfy the other requirements in the Company’s By-laws applicable to such proposals and nominations. If a stockholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has approved a rule concerning the delivery of annual reports and proxy statements that permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder will continue to receive a separate proxy card.

This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. Stockholders that wish to receive separate copies in the future may request them by calling 703-984-6785 or writing in care of the Corporate Secretary at SLM Corporation, 12061 Bluemont Way, Reston, VA 20190.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.salliemae.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to the Company’s Corporate Secretary’s Office at (703) 984-6785, on the Company’s website at www.salliemae.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ], 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
dated as of
April 15, 2007
among
SLM CORPORATION,
MUSTANG HOLDING COMPANY INC.
and
MUSTANG MERGER SUB, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 15, 2007 among SLM Corporation, a Delaware corporation (the “Company”), Mustang Holding Company Inc., a Delaware corporation (“Parent”), and Mustang Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Transaction Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have approved this Agreement and declared it advisable for Parent and Merger Subsidiary, respectively, to enter into this Agreement; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Effective Time occurs.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2006 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2006.

“Company Bank” means Sallie Mae Bank.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary prior to the execution and delivery of this Agreement.

“Company Stock” means the common stock, $0.20 par value, of the Company.

“Company Stock Plan” means the Company’s Board of Directors Stock Option Plan, 1993-1998 Stock Option Plan, Directors Stock Plan, Employee Stock Option Plan, Amended and Restated Employee Stock Purchase Plan, Management Incentive Plan, the Deferred Compensation Plans, the SLM Corporation Incentive Plan and any other Employee Plan providing for the grant or award of Company Stock, options to purchase Company Stock, Restricted Stock, Restricted Stock Units or other equity-based awards.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC on March 1, 2007.

“Confidentiality Agreements” means the confidentiality agreements entered into prior to the date hereof between the Company and certain Affiliates of Parent.

“Convertible Notes” means the SLM Corporation Floating Rate Convertible Senior Debentures Due 2035 issued pursuant to the Indenture, dated as of May 20, 2003 between the Company and JPMorgan Chase Bank as Trustee.

“Deferred Compensation Plans” means the Company’s Deferred Compensation Plan for Key Employees and the Student Loan Marketing Association Deferred Compensation Plan for Directors.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Law relating to the environment, or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent any such effect results from: (a) changes in GAAP or changes in regulatory accounting requirements applicable to any industry in which the Company or any of its Subsidiaries operate; (b) changes in Applicable Law (provided that, for purposes of this definition, “changes in Applicable Law” shall not include any changes in Applicable Law relating specifically to the education finance industry that are in the aggregate more adverse to the Company and its Subsidiaries, taken as a whole, than the legislative and budget proposals described under the heading “Recent Developments” in the Company 10-K, in each case in the form proposed publicly as of the date of the Company 10-K) or interpretations thereof by any Governmental Authority; (c) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets; provided that such changes do not disproportionately affect the Company relative to similarly sized financial services companies and provided that this exception shall not include changes excluded from clause (b) of this definition pursuant to the proviso contained therein; (d) any proposed law, rule or regulation, or any proposed amendment to any existing law, rule or regulation, in each case affecting the Company or any of its Subsidiaries and not enacted into law prior to the Closing Date; (e) changes affecting the financial services industry generally; provided that such changes do not disproportionately affect the Company relative to similarly sized financial services companies and provided that this exception shall not include changes excluded from clause (b) of this definition pursuant to the proviso contained therein; (f) public disclosure of this Agreement or the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement; (g) any change in the debt ratings of the Company or any debt securities of the Company or any of its Subsidiaries in and of itself (it being agreed that this exception does not cover the underlying reason for such change, except to the extent such reason is within the scope of any other exception within this definition); (h) any actions taken (or omitted to be taken) at the written request of Parent; or (i) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required pursuant to this Agreement.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company prior to the execution and delivery of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the preferred stock, $0.20 par value, of the Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred Stock” means the 6.97% Cumulative Redeemable Preferred Stock.

“Series B Preferred Stock” means the Floating-Rate Non-Cumulative Preferred Stock.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company or Parent or any of their respective Affiliates.

“Transaction Committee” means a committee of the Company’s Board of Directors formed for the purpose of, among other things, evaluating, and making a recommendation to the Board of Directors of the Company with respect to, this Agreement and the Merger.

“Unencumbered Assets” means assets of the Company and its Subsidiaries that are not subject to any Lien, other than any non-consensual Lien arising as a matter of law.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acceptable Confidentiality Agreement	6.03	(g)
Act	4.26	(a)
Adverse Recommendation Change	6.03	(b)
Agreement	Preamble
Certificates	2.03	(a)
Commitment Letters	5.09
Company	Preamble
Company Board Recommendation	4.02	(b)
Company Proxy Statement	4.09
Company Regulatory Agreement	4.24
Company Representatives	6.03	(b)
Company SEC Documents	4.07
Company Securities	4.05	(b)
Company Stock Option	2.04	(a)
Company Stockholder Approval	4.02	(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06	(b)
D&O Insurance	7.04	(b)
Debt Commitment Letter	5.09
Debt Financing	5.09
Deferred Stock Units	2.04	(b)
Derivative Transactions	4.23
Dissenting Shares	2.08
Effective Time	2.01	(b)
Employee Plans	4.17	(a)
End Date	10.01	(b)
Equity Commitment Letters	5.09
Equity Financing	5.09
Equity Syndication	8.09	(a)
ESPP	2.04	(e)
Exchange Agent	2.03	(a)
FDIC	4.03
FFELP Loan	4.26	(a)

Term	Section

Financing	5.09
High-Yield Financing	8.09	(a)
Indemnified Person	7.04	(a)
internal controls	4.07	(f)
Leased Properties	4.19	(b)
Marketing Period	8.09	(a)
Material Contract	4.20
Merger	Recitals
Merger Consideration	2.02	(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.17	(c)
NASD	4.03
Notice Period	6.03	(d)
Owned Properties	4.19	(a)
Parent	Preamble
Parent Termination Fee	11.05	(c)
Payment Event	11.05	(b)
PBGC	4.17	(b)
Permitted Encumbrances	4.19	(a)
Private Loans	4.26	(b)
Real Property	4.19	(b)
Required Information	8.09	(b)
Restricted Stock	2.04	(c)
Restricted Stock Units	2.04	(b)
Securitization Disclosure Documents	4.25	(b)
Securitization Transaction	4.25	(a)
Student Loans	4.26	(b)
Specified Actions	8.01	(a)
Superior Proposal	6.03	(g)
Surviving Corporation	2.01	(a)
Tax	4.16	(d)
Taxing Authority	4.16	(d)
Tax Return	4.16	(d)
Termination Fee	11.05	(b)
Uncertificated Shares	2.03	(a)
Utah Commissioner	4.03

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words

‘‘include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a non-transient visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a particular statute or law shall be to such statute or law, as amended from time to time, and the rules and regulations promulgated thereunder.

ARTICLE 2

THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time (as herein defined), Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) As soon as practicable (and in no event later than three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger; provided, however, that if the foregoing would occur on a date prior to the end of the Marketing Period (as herein defined), such actions shall instead occur on the earliest to occur of (i) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (ii) the final day of the Marketing Period (subject in each case to the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 9). The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares.  At the Effective Time:

(a) except (i) as otherwise provided in Section 2.02(b) or (ii) for Dissenting Shares (as herein defined), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $60.00 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock (other than shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the exchange agent in the Merger (the “Exchange Agent”). Prior to or at the Effective Time, Parent shall deposit with the Exchange Agent cash in an amount equal to the aggregate amounts payable under Section 2.02(a) and Section 2.04. The funds so deposited with the Exchange Agent shall be held by the Exchange Agent and applied by it in accordance with this Section 2.03 and Section 2.04 for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange

Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04.  Stock Options; Restricted Stock Units; Restricted Stock and Equivalents.  Except as may otherwise be agreed between Parent and a holder of a Company Stock Option (as herein defined), Restricted Stock Unit (as herein defined), Restricted Stock (as herein defined) or Deferred Stock Units (as herein defined):

(a) As of the Effective Time, each option to acquire shares of Company Stock (each, a “Company Stock Option”) that then remains outstanding and originally was granted under any Company Stock Plan (other than the ESPP, which shall be governed by Section 2.04(e) below), whether or not then vested or exercisable, automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive thereupon in full satisfaction of such Company Stock Option as of the Effective Time, an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option and (y) the number of shares of Company Stock issuable upon exercise of such Company Stock Option.

(b) As of the Effective Time, each issued and outstanding restricted stock unit or similar equity-based awards (whether vested or unvested) granted under any Company Stock Plan (the “Restricted Stock Units”) shall be terminated and converted into the right to receive the Merger Consideration (subject to applicable withholding taxes) payable with respect to the number of shares of Company Stock represented by such unit or similar equity-based award. As of the Effective Time, all amounts held in participant accounts under the Deferred Compensation Plans that are denominated in Company Stock shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of shares of

Company Stock deemed held in such participant accounts (“Deferred Stock Units”). Such obligation shall be payable or distributable in accordance with the terms of the Deferred Compensation Plans (as amended to comply with Section 409A of the Code) and, prior to the time of any distribution, such deferred amounts shall be permitted to be deemed invested in another investment option under the applicable Plan.

(c) As of the Effective Time, each issued and outstanding share of restricted stock (whether vested or unvested) granted under any Company Stock Plan (the “Restricted Stock”) shall be terminated and converted into the right to receive the Merger Consideration (subject to applicable withholding taxes) payable with respect to the number of shares of Company Stock represented by such share of Restricted Stock.

(d) Prior to the Effective Time, the Company will use its commercially reasonable best efforts to obtain all consents of Third Parties and make all amendments, if any, to the terms of the Company Stock Plans and each outstanding award agreement issued pursuant to the Company Stock Plans, as applicable, and shall take all other actions within the control of the Company or its Subsidiaries, that are necessary to give effect to the foregoing provisions of this Section 2.04. Parent shall direct the Surviving Corporation to make the payments required under this Section 2.04 as promptly as practicable following the Effective Time.

(e) The Company shall take all action as is necessary to cause the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) to be suspended effective as of a date not later than the end of the calendar month of the date of this Agreement, such that the current “offering period” will end on April 30, 2007 and will be the final offering period under the ESPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the Company shall terminate the ESPP.

Section 2.05.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration shall be appropriately adjusted.

Section 2.06.  Withholding Rights.  Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation, Parent or the Exchange Agent, as the case may be, so deducts and withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08.  Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, if required by Delaware Law (but only to the extent required thereby), shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock to be canceled pursuant to Section 2.02(b)) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of Delaware Law (the “Dissenting Shares”) will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under Delaware Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.09.  Preferred Stock.  Each share of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall have the rights and privileges as set forth in the Surviving Corporation’s certificate of incorporation.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.  Certificate of Incorporation.  The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company 10-K, the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 9, 2007 or the Company’s Current Reports on Form 8-K filed with the SEC since January 1, 2007 but prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (ii) the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.

(b) At a meeting duly called and held, the Company’s Board of Directors, acting upon the unanimous recommendation of the Transaction Committee, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”). Such determination, approval and resolution is in effect and has not been rescinded or modified as of the date hereof.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws; (iv) the approval of the Federal Deposit Insurance Corporation (the “FDIC”) under the Change in Bank Control Act; (v) the approval of the Utah Commissioner of Financial Institutions (“Utah Commissioner”) under the Utah Financial Institutions Act; (vi) the approval of the National Association of Securities Dealers, Inc. (the “NASD”); (vii) any required approvals of any state licensing authorities having jurisdiction over the Company and any of its Subsidiaries; and (viii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04.  Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of (i) 1,125,000,000 shares of Company Stock and (ii) 20,000,000 shares of Preferred Stock, of which 3,450,000 shares have been designated as Series A Preferred Stock and 4,000,000 shares have been designated as Series B Preferred Stock. As of April 9, 2007, there were outstanding 411,024,600 voting shares of Company Stock (which includes all outstanding shares of Restricted Stock), 3,300,000 shares of Series A Preferred Stock, 4,000,000 shares of Series B Preferred Stock, Company Stock Options to purchase an aggregate of 43,046,601 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 25,550,133 shares of Company Stock were exercisable), 689,071.62 Restricted Stock Units and 949,378 deferred stock units credited to employees’ and directors’ accounts under the Deferred Compensation Plans. The Company has an obligation to issue up to 40,800 shares of Company Stock to participants in the ESPP in respect of the offering period thereunder ending April 30, 2007. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.05(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the (i) aggregate number of Restricted

Stock Units outstanding and (ii) aggregate number of Company Stock Options and the weighted average exercise price thereof.

(b) Except as set forth in Section 4.05(a) and for changes since April 9, 2007 resulting from the exercise of employee and director stock options outstanding on such date, as of the date hereof there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. To the knowledge of the Company, no shares of Common Stock are held by any Subsidiary of the Company.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or the failure to have all such licenses, authorizations, permits, consents and approvals would not be reasonably expected to have, individually and in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. All material Subsidiaries of the Company are identified on Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has delivered or made available (for purposes of this Agreement, filings that are publicly available prior to the date hereof on the EDGAR system of the SEC under the name of the Company or of a Company Subsidiary are deemed to have been made available) to Parent each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company pursuant to the 1933 Act or 1934 Act since January 1, 2006 and prior to the date of this Agreement (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).

(b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.

(f) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2005.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company other than those made in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable transactions with persons not related to the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments in amounts consistent with past experience and the absence of footnotes in the case of any unaudited interim financial statements). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

Section 4.09.  Disclosure Documents.  The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent specifically for use therein.

Section 4.10.  Absence of Certain Changes.  Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted only in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; and

(c) liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12.  Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is, and since January 1, 2005 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13.  Litigation.  Other than any matter addressed in the next sentence, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or otherwise affecting, the Company or any of its Subsidiaries before any Governmental Authority or arbitrator, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.14.  Finders’ Fees.  Except for UBS Securities LLC, Greenhill & Co., LLC and Sandler O’Neill & Partners, L.P., there are no investment bankers, brokers, finders or other intermediaries that have been retained by, or authorized to act on behalf of, the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. True and complete copies of the engagement letters of UBS Securities LLC, Greenhill & Co., LLC and Sandler O’Neill & Partners, L.P., relating to the foregoing have previously been provided to Parent.

Section 4.15.  Opinions of Financial Advisors.  The Transaction Committee and the Board of Directors of the Company have received the separate opinions of each of UBS Securities LLC and Greenhill & Co., LLC, financial advisors to the Transaction Committee, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Stock from a financial point of view, subject to the limitations set forth therein.

Section 4.16.  Taxes.  (a) All material Tax Returns (as herein defined) required by Applicable Law to be filed with any Taxing Authority (as herein defined) by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account any applicable extensions), and all such filed Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or agreement or arrangement, other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has within the past two years, or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part, been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) that has not been disclosed on the relevant Tax Return.

(g) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person. “Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17.  Employee Benefit Plans.  (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA and each material written employment, severance or similar contract, plan, arrangement or policy and each other material written plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to Section 412 of the Code, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (ii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries or (iii) the PBGC has not instituted proceedings to terminate any such Plan.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past five years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

(e) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f) There has been no amendment to, written interpretation or announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2006.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust.

(k) Since the Company Balance Sheet Date, the Company has not taken any action that would have been constrained by the provisions of Section 6.01(k) with respect to any director or executive officer of the Company had such action occurred after the date hereof.

Section 4.18.  Environmental Matters.  Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) no written notice, order, complaint or penalty has been received by the Company or any Subsidiary arising out of any Environmental Law, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any Subsidiary of any Environmental Laws;

(ii) the Company and each Subsidiary have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iii) the operations of the Company and each Subsidiary are in compliance with the terms of applicable Environmental Laws.

Section 4.19.  Real Property.  Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries:

(a) has good and marketable title to all the real property reflected in the Company Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of, except (i) statutory Liens securing payments not yet due, (ii) statutory Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”); and

(b) is the lessee of all leasehold estates reflected in the Company Balance Sheet or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor.

Section 4.20.  Material Contracts.  Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding as of the date hereof (i) that limits or otherwise restricts in any material respect the Company, any of its material Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its material Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any material line of business in any location or with any Person, (ii) that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of the Company, its material Subsidiaries or any of their Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (iii) that is a material joint venture, alliance or partnership agreement, (iv) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the Company SEC Documents or (v) described in clauses (i) or (ii) of this sentence that, disregarding any materiality qualifiers contained therein, would apply to Parent or any of its Affiliates after the Effective Time (each, a “Material Contract”). Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, (ii) as of the date hereof, to the knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract and (iii) each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect.

Section 4.21.  Anti-Takeover Statutes.  The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.22.  Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

Section 4.23.  Derivative Transactions.  Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Derivative Transactions (as herein defined) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Governmental Authority and other policies, practices and procedures employed by the Company and its Subsidiaries and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (ii) the Company and each of its Subsidiaries have duly performed their obligations thereunder to the extent required, and (iii) to the Company’s knowledge, as of the date hereof, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Stock Option.

Section 4.24.  Agreements with Regulators.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2005, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2005, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

Section 4.25.  Securitizations.  Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Section 4.25(a) of the Company Disclosure Schedule sets forth a list of, and the Company has delivered to Parent true and correct copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) (“Securitization Transaction”) effected by the Company or any of its Subsidiaries from January 1, 2005 through the date hereof.

(b) No registration statement, prospectus, private placement memorandum or other offering document, or any amendments or supplements to any of the foregoing, utilized in connection with the offering of securities in any Securitization Transaction (collectively, “Securitization Disclosure Documents”), true and correct copies of representative examples of which have been provided to Parent and true and correct copies of which will, after the date hereof, be made available to Parent, as of its effective date (in the case of a registration statement) or its issue date (in the case of any other such document), contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any trustee, master servicer, servicer or issuer with respect to any Securitization Transaction, has taken or failed to take any action which would reasonably be expected to adversely affect the intended tax characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in any such Securitization Transaction. All federal, state and local income or franchise tax and information returns and reports required to be filed by the issuer, master servicer, servicer or trustee relating to any Securitization Transaction, and all tax elections required to be made in connection therewith, have been properly filed or made.

Section 4.26.  Student Loan Portfolio.  Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each Federal Family Education Loan Program loan (“FFELP Loan”) serviced or administered by the Company or its Subsidiaries has been serviced by the Company or its Subsidiaries, as the case may be, with due diligence and reasonable care and in compliance, in all material respects, with the Federal Family Education Loan Program established under Part B of Title IV of the Higher Education Act of 1965, as amended (20 U.S.C. Sec. 1071 et seq.) and the regulations thereunder (the “Act”), and in accordance with the Company’s or its Subsidiaries’, as the case may be, written policies and all contractual commitments of the Company or its Subsidiaries, as the case may be, with regard to such FFELP Loans.

(b) Each loan that is not a FFELP loan (the “Private Loans” and together with the FFELP Loans, the “Student Loans”) and is serviced or administered by the Company or its Subsidiaries has been serviced by the Company or its Subsidiaries, as the case may be, with due diligence and reasonable care and in compliance, in all material respects, with applicable Laws, the Company’s written policies and all contractual commitments of the Company or its Subsidiaries, as the case may be, with regard to such Private Loans.

(c) To the knowledge of the Company, as of the date hereof, all automated data processing systems used by the Company or its Subsidiaries comply in all material respects with all applicable Laws governing guaranty or loan originator or servicing, including, but not limited to, information reporting requirements of the Internal Revenue Service, credit bureau report format requirements of the Consumer Data Industry Association and applicable state Law restrictions on the use of Social Security numbers in correspondence and Internet access.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger. Each of Parent and Merger Subsidiary has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein and other than activities incidental to its formation.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the 1934 Act and any other U.S. state or federal securities laws; (iv) the approval of the FDIC under the Change in Bank Control Act; (v) the approval of the Utah Commissioner under the Utah Financial Institutions Act; (vi) the approval of the NASD; (vii) any required approvals of any state licensing authorities having jurisdiction over the Company and any of its Subsidiaries; and (viii) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.04.  Non-Contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Parent or Merger Subsidiary.

Section 5.05.  Disclosure Documents.  None of the information provided by Parent to the Company for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06.  Litigation.  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or Merger Subsidiary that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.07.  Finders’ Fees.  Except for any firm whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08.  Financial Activities.  Parent will satisfy the conditions for being exempt from the moratorium defined in the January 31, 2007 FDIC Notice of Moratorium on Certain Industrial Bank Applications and Notices.

Section 5.09.  Financing.  Subject to receipt of the Financing (as herein defined) in accordance with the Commitment Letters, Parent will have at the Effective Time, and will make available to Merger Subsidiary (or cause to be made available), the funds necessary to pay the aggregate cash consideration payable pursuant to Article 2. Parent has provided to the Company true and complete copies of (a) executed commitment letters (the “Equity Commitment Letters”) from JPMorgan Chase Bank, N.A., J.C. Flowers II L.P. and Bank of America, N.A. confirming the respective counterparties’ commitments to provide Parent with equity financing in an aggregate amount for all such counterparties of up to $8,789,719,439 (the “Equity Financing”) and (b) the executed commitment letter (the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Commitment Letters”) from JPMorgan Chase Bank, N.A., Bank of America, N.A., Banc of America Bridge LLC and Banc of America Securities LLC confirming their respective commitments to provide Parent with up to $16,500,000,000 in aggregate debt financing (the “Debt Financing” and together with the Equity Financing, the “Financing”). Parent has not through the date hereof entered into any agreement not set forth in the Debt Commitment Letter (other than any “flex” provisions contained in the fee letter relating to the Debt Financing) pursuant to which any Person has the right to modify or amend the terms of the Debt Financing described in the Debt Commitment Letter and will not take any such action after the date hereof if such action is reasonably likely to adversely impact the ability of Parent to consummate the Merger or to materially delay the consummation of the Merger. Except in each case to the extent amended or replaced in accordance with the terms of this Agreement, each of the Equity Commitment Letters is in full force and effect, is a valid and binding obligation of each of the parties thereto and has not been amended or modified in any respect (and any amendment or replacement in accordance with the terms of this Agreement will be, when entered into, in full force and effect and a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto). Except in each case to the extent amended or replaced in accordance with the terms of this Agreement, the Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto and, as of the date hereof, has not been amended or modified in any respect (and any amendment or replacement in accordance with the terms of this Agreement will be, when entered into, in full force and effect and a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto). The commitments set forth in the Equity Commitment Letters and the Debt Commitment Letter are subject to no contingencies or conditions other than those set forth in the copies thereof delivered to the Company and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained therein.

Section 5.10.  Solvency.  As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or exception), (c) receipt of the Financing in accordance with the Commitment Letters and (d) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, immediately after giving effect to the transactions contemplated by this Agreement, including payment of the aggregate consideration payable pursuant to Article 2, the receipt of the Financing by Parent, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Parent, the Company and its Subsidiaries will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  Except as set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its best efforts to (i) maintain and preserve intact its present business organization and preserve its assets, rights and properties in good repair and condition, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or with the prior consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) adjust, split, combine, exchange, reclassify, redeem, repurchase or otherwise acquire any capital stock of the Company or any of its Subsidiaries or make, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (ii) dividends on the Series A Preferred Stock in accordance with the terms thereof and (iii) dividends on the Series B Preferred Stock in accordance with the terms thereof;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary, (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), or (iii) issue, award or grant, or authorize the issuance, award or grant, of any right to acquire any Company Securities or Company Subsidiary Securities;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), other than the acquisition of student loans in the ordinary course of business, directly or indirectly, any assets, securities, properties, interests or businesses, or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect thereto) in any Person, in each case having a fair market value in excess of $5 million individually or $40 million in the aggregate;

(e) sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a Lien any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, in each case if such action would reasonably be expected to result in the book value of the Unencumbered Assets owned by the Company and its Subsidiaries at any time being less than 95% of the aggregate principal amount of the unsecured indebtedness of the Company outstanding at such time;

(f) other than in the ordinary course of business, make any material loans, advances or capital contributions to, or investments in, any other Person;

(g) make any capital expenditures (or authorization or commitment with respect thereto) in a manner reasonably expected to cause expenditures of more than $5 million individually or $15 million in the aggregate;

(h) enter into any new line of business outside of its existing business;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any material indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(j) (i) enter into any agreement or arrangement falling within clauses (i) – (iii) of the definition of “Material Contract” or enter into, renew or terminate any Material Contract other than in the ordinary course of business consistent with past practice or (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(k) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) other than increases in annual base salary in the ordinary course of business consistent with past practice, increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(l) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(m) amend any material Tax Return, change any method of accounting for Tax purposes, enter into any closing agreement with respect to Taxes, make, change or revoke any material Tax election, settle or compromise any material Tax liability or make or surrender any claim for a material refund of Taxes;

(n) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements that (i) involve the payment of monetary damages not in excess of $1 million individually or $10 million in the aggregate, (ii) otherwise are not material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, and with respect to which Parent is given a reasonable opportunity to consult with the Company prior to the Company taking such action and (iii) do not purport to bind or apply to the Affiliates of Parent; or

(o) agree, resolve or commit to do any of the foregoing.

Section 6.02.  Stockholder Meeting; Proxy Material.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of, and shall thereat submit for the approval and adoption of such stockholders, this Agreement and the Merger (and the Company’s obligation to do so shall not be affected by any Adverse Recommendation Change (as herein defined)). Subject to Section 6.03(d), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03.  Solicitation; Other Offers.

(a) [intentionally omitted]

(b) Subject to Section 6.03(c) and Section 6.03(d), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its controlled Affiliates authorize or permit any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Company Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its

Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make an Acquisition Proposal, (iii) fail to make (and include in the Company Proxy Statement), or withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), or (iv) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal. Subject to Section 6.03(c) and Section 6.03(d), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Company Representatives with respect to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 6.03(b), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company receives a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Transaction Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Transaction Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as herein defined) and (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Transaction Committee if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement (as herein defined), and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. The Company shall promptly, but in any event within one Business Day, notify Parent in the event it receives an Acquisition Proposal from a Person or group of related Persons, including the identity of the Person or Persons make such proposal and the material terms and conditions thereof, and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis. Without limiting the foregoing, the Company shall promptly, but in any event within one Business Day, notify Parent orally and in writing if it begins or determines to begin providing information or engage in discussions concerning an Acquisition Proposal from a Person or group of related Persons pursuant to this Section 6.03(c).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting through the Transaction Committee, if such committee still exists) concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (B) below, the Board of Directors of the Company (acting through the Transaction Committee, if such committee still exists) may (i) effect an Adverse Recommendation Change and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company (acting through the Transaction Committee, if such committee still exists) determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 11.05(a); and provided further, that the Board of Directors may not effect an Adverse Recommendation Change pursuant to the foregoing clause (i) or terminate this Agreement pursuant to the foregoing clause (ii) unless: (A) the Company shall have provided prior written notice to Parent and Merger Subsidiary, at least four Business Days in advance (the “Notice Period”), of its intention to effect an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, as the case may be, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), if applicable, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (B) prior to effecting such an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Subsidiary in good faith (to the extent Parent and Merger Subsidiary desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Board of Directors (acting through the Transaction Committee, if such committee still exists) not to effect an Adverse Recommendation Change or to conclude that such Acquisition Proposal has ceased to constitute a Superior Proposal, as the case may be. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Subsidiary and to comply with the requirements of this Section 6.03(d) with respect to such new written notice, except that the Notice Period shall be reduced to one Business Day.

(e) The Company agrees that any violations of the restrictions set forth in this Section 6.03 by any of the Company Representatives shall be deemed to be a breach of this Section 6.03 by the Company.

(f) Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

(g) As used in this Agreement, the term:

(i) “Superior Proposal” means an Acquisition Proposal that the Board of Directors of the Company (acting through the Transaction Committee, if such committee still exists) in good faith determines, would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by Applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “25% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”; and

(ii) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreements and that does not prevent or impede the Company’s compliance with any of its disclosure or other obligations under this Agreement.

Section 6.04.  No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Conduct of Parent and Merger Subsidiary.  Each of Parent and Merger Subsidiary agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action required hereunder that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement.

Section 7.02.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.  Voting of Shares.  Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under Applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Applicable Law), each present and former director and officer of the Company and its Subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby. Parent and the Surviving Corporation, on the one hand, and any Indemnified Person, on the other hand, shall cooperate with respect to any actual or threatened claim, action, suit, proceeding or investigation, and none of them shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation or threatened claim, action, suit, proceeding or investigation with respect to any such Indemnified Person without the prior consent of the other (such consent not to be unreasonably withheld), except that Parent or the Company may settle or compromise any action that (i) includes an unconditional release of such Indemnified Person (which release shall be in form and substance reasonably satisfactory to such Indemnified Person) from all liability arising out of such action, suit, proceeding, investigation or claim and (ii) does not include an admission of fault of such Indemnified Person.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the non-cancellable extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with a comparable credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, then the obligations under the preceding sentence shall be fully satisfied if the Surviving Corporation continues, and the Surviving Corporation shall continue, to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.04.

(d) This Section 7.04 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons and their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 7.04 that is denied by the Surviving Corporation or Parent, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then the Surviving Corporation or Parent shall pay such Indemnified Person’s reasonable costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Surviving Corporation or Parent.

(e) The rights of the Indemnified Persons under this Section 7.04 shall be in addition to any rights such Indemnified Persons may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement or contract of any Indemnified Person with the Company or any of its Subsidiaries. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Person as provided in the certificate of incorporation or bylaws of the Company or of any Subsidiary of the Company or any indemnification contract or agreement between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) cooperating with the other in connection with the preparation and filing of any such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, with respect to the party hereto making a filing, providing copies of all such documents that may be disclosed to third parties under Applicable Law to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, registrations, permits, authorizations and other confirmations by or from any third party or Governmental Authority. If any objections are asserted with respect to the transactions contemplated by this Agreement under any Applicable Law or if any action, suit or other proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law, Parent and the Company shall use their respective reasonable best efforts promptly to resolve such objections. Without limiting the generality of the foregoing, Parent shall agree to hold separate or to divest any of the businesses or properties or assets of the Company and its Subsidiaries, and the Affiliates of Parent agree to restructure the equity ownership of Parent and the related governance rights with respect to Parent or the Company and its Subsidiaries to obtain HSR Act clearance (the “Specified Actions”), if and as may be required (i) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under any Applicable Law (it being understood and agreed that the foregoing shall include the prompt divestiture, liquidation, sale or other disposition of, or other appropriate action (including the placing in a trust or otherwise holding separate) with respect to Company Bank, if Parent has been unable to obtain the requisite regulatory approvals relating to Company Bank in a reasonably timely manner customary for other transactions of a similar nature), or (ii) by any domestic or foreign court or other tribunal, in any action, suit or other proceeding brought by a private party or Governmental Authority challenging such transactions as violative of any Applicable Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in connection with obtaining the foregoing approvals, consents, registrations, permits, authorizations and other confirmations and in taking actions to resolve any such objections, (i) Parent shall not be required to take actions that would be reasonably likely to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, and (ii) other than the Specified Actions, the Affiliates of Parent (other than, after the Effective Time, the Company and its Subsidiaries) shall not be required to take any actions, be subject to any conditions or enter into any agreements or commitments with respect to their respective businesses or the Company and its Subsidiaries.

(b) In furtherance and not in limitation of the foregoing and subject to Applicable Law, each of Parent and the Company shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Parent or the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, and any third party and/or any Governmental Authority with respect to such transactions. Subject to Applicable Law, and except as prohibited by the applicable Governmental Authority, no party hereto shall independently participate in any meeting, or engage in any substantive conversation, with such Governmental Authority with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Authority by or on behalf of any party hereto in connection with the transactions contemplated hereby. In furtherance of the foregoing and not in limitation, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby promptly and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other reasonable actions consistent with Section 8.01(a) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 8.02.  Certain Filings.  (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement, in each case each time before either such document (or any amendment thereto) is filed with the SEC, and Company shall incorporate the reasonable comments of Parent and its counsel in the

Company Proxy Statement. The Company shall (i) promptly provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) permit Parent and its counsel to participate in the response to those comments, including by participating in any discussions or meetings with the SEC, and shall incorporate the reasonable comments of Parent and its counsel in that response.

Section 8.03.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release, making any other public statement (which shall be deemed to include any widely disseminated or general communication to the Company’s non-executive employees) or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreements, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, employees, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 8.06.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied;

(b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied;

(c) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent; and

(d) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit or otherwise affect the remedies available hereunder to the party receiving that notice. The Company shall notify Parent, on a reasonably current basis, subject to Applicable Law, of any events or changes with respect to any regulatory investigation or action involving the Company or any of its Affiliates, and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

Section 8.07.  Confidentiality.  Parent and Merger Subsidiary shall hold, and shall cause their counsel, financial advisors, auditors and other authorized representatives to hold, in strict confidence all non-public documents and confidential information furnished to Parent, Merger Subsidiary or any of such counsel, financial advisors, auditors and other authorized representatives in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreements.

Section 8.08.  Employee Matters.  (a) For a period of 12 months following the Closing Date, each of the Company and Parent agree to provide, or cause the Company and each of its Subsidiaries to provide, to each employee of the Company or any of its Subsidiaries base salary and annual bonus opportunities not less than, and benefits that in the aggregate are substantially similar to, the base salary and annual bonus opportunities and benefits provided to each such employee immediately prior to the Effective Time (excluding, for all purposes, equity-based compensation); provided that no provision of this Section 8.08(a) shall give any employee of the Company or any of its Subsidiaries any right to continued employment or impair in any way the right of the Company or any of its Subsidiaries to terminate the employment of any employee.

(b) Each of the Company and Parent shall give, or cause the Company and each of its Subsidiaries to give, all current and former employees of the Company or any of its Subsidiaries full credit for purposes of eligibility, vesting and benefit accrual (but not including accrual of benefits under any defined benefit pension plan), under the employee benefit plans and arrangements maintained by Parent or the Company, its Subsidiaries or Affiliates in which such employees participate after the Effective Time, for such employees’ service with the Company, its Subsidiaries or their respective Affiliates or predecessors prior to such date, except as would result in a duplication of benefits.

(c) With respect to all welfare benefit plans maintained by Parent or the Company or its Subsidiaries for the benefit of employees of the Company or any of its Subsidiaries on and after the Effective Time, each of the Company and Parent shall, or shall cause the Company’s Subsidiaries to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such employees with respect to similar plans maintained by the Company or any of its Subsidiaries prior to the Effective Time.

(d) No provision of this Section 8.08 shall create any third party beneficiary rights in any employee or former employees of the Company (including any beneficiary or dependent thereof) or in any other Person nor shall any such provision constitute an amendment of any compensation and/or benefit plan, program, agreement or arrangement.

Section 8.09.  Financing.

(a) Parent shall, subject to the terms and conditions of the Equity Commitment Letters, complete the Equity Financing as part of the consummation of the Merger and shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter (provided that Parent and Merger Subsidiary may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, (ii) otherwise replace or amend the Debt Commitment Letter so long as such action would not reasonably be expected to materially delay or prevent the Merger and the terms are not materially less beneficial to Parent or Merger Subsidiary, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement and (iii) engage in an equity syndication to include other investors in Parent (the “Equity Syndication”)), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein

(including the flex provisions) or on other terms reasonably acceptable to Parent and not in violation of this Section 8.09(a) and (ii) satisfy on a timely basis all conditions applicable to such Financing in such definitive agreements. In the event that all conditions to the availability of the Financing (other than, with respect to the Debt Financing, the funding of the Equity Financing) have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and other Persons to fund the Debt Financing and Equity Financing required to consummate the Merger on the Closing Date. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (i) Parent shall promptly notify the Company and (ii) Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Subsidiary (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the transactions contemplated by this Agreement, as promptly as possible. For the avoidance of doubt, in the event that (i) all or any portion of the high yield notes issuance described in the Debt Commitment Letter (the “High-Yield Financing”) has not been consummated, (ii) all closing conditions contained in Article 9 (other than those contained in Section 9.02(a)(iii) and Section 9.03(iii)) shall have been satisfied or waived, and (iii) the bridge facilities contemplated by the Debt Commitment Letter are available on the terms and conditions described in the Debt Commitment Letter, then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated High-Yield Financing, or a portion thereof, as promptly as practicable following the final day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 30 consecutive calendar days (i) during and at the end of which Parent shall have (and its financing sources shall have access to), in all material respects, the Required Information (as herein defined) and (ii) throughout and at the end of which the conditions set forth in Section 9.01 and Section 9.02 (other than the receipt of the certificate referred to therein) shall be satisfied; provided that if all of the conditions set forth in the foregoing clauses (i) and (ii) have been met, except that the condition set forth in Section 9.01(a) has not been met because the Company Stockholder Meeting has not yet been held, then, unless a bona fide Acquisition Proposal has been made and remains outstanding, the Marketing Period shall commence on the date that is 21 calendar days prior to the date of the Company Stockholder Meeting; provided further that the Marketing Period shall end on any earlier date that is the date on which the High-Yield Financing and the Debt Financing (other than any portion of the Debt Financing that constituted bridge financing with respect to such High-Yield Financing) is consummated; provided further that the Marketing Period must occur either entirely before or entirely after the periods (i) from and including August 18, 2007 through and including September 3, 2007 or (ii) from and including December 22, 2007 through and including January 1, 2008. Nothing contained in this Agreement shall prohibit Parent or Merger Subsidiary from entering into agreements relating to the Financing or the operation of Parent, Merger Subsidiary or, as of the Effective Time, the Company and its Subsidiaries, including the Equity Syndication (so long as such agreement or entering into such agreements would not reasonably be expected to materially delay the consummation of the Merger). For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment remaining in effect at the time in question).

(b) As promptly as reasonably practicable after the date hereof, and prior to the consummation of the Merger, the Company shall, and shall cause its Subsidiaries to, and use reasonable best efforts to cause the Company Representatives to, at Parent’s sole expense for any and all reasonable and documented out-of-pocket expenses, provide to Parent and Merger Subsidiary such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (which term shall include, solely for purposes of this Section 8.09(b), all of the facilities set forth in the Debt Commitment Letter), the High-Yield Financing or the Equity Syndication (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, the High-Yield Financing or Equity Syndication, including execution and delivery of customary representation letters in connection with bank information memoranda (including with respect to the absence of material non-public information in materials furnished to “public side” lenders); provided that any private placement memoranda or prospectuses in relation to high yield debt securities or the Equity Syndication need not be issued by the Company or any of its Subsidiaries; provided further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) (other than Rule 3-10 of Regulation S-X) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the High-Yield Financing, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the Debt Financing, the High-Yield Financing, the Equity Syndication and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the High-Yield Financing (all such information in this clause (iii), the “Required Information”); (iv) using reasonable best efforts to obtain customary accountants’ comfort letters, legal opinions, appraisals, surveys, title insurance and other documentation and items relating to the Debt Financing and the High-Yield Financing as reasonably requested by Parent and, if requested by Parent or Merger Subsidiary, to cooperate with and assist Parent or Merger Subsidiary in obtaining such documentation and items; (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date; (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing and Equity Syndication) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens); (vii) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time and (B) establish, effective as of the Effective Time, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing; (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any of its Subsidiaries is a party and to arrange discussions among Parent, Merger Subsidiary and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time; and (ix) taking all corporate actions, subject to the Effective Time, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, the High-Yield Financing and/or the Equity Syndication and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries (not needed for other purposes), to be made available to Parent on the Closing Date to consummate the Merger; it being understood that the Company shall have satisfied each of its obligations set forth in clauses (i) through (ix) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided (provided that, for the avoidance of doubt, the Marketing Period shall not be considered to have commenced or expired, or the condition set forth in Section 9.02(a)(i) satisfied, unless during and at the end of the Marketing Period Parent shall have (and its financing sources shall have access to), in all material respects, the Required Information). The Company will take reasonable best efforts to periodically update any such Required Information provided to Parent pursuant to clause (iii) of the foregoing sentence as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and the High-Yield Financing; provided that such logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 8.09(b) or otherwise in connection with the Debt Financing, the High-Yield Financing or the Equity Syndication (i) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or (ii) to incur any out-of-pocket expense unless such expense is advanced or substantially simultaneously reimbursed by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Company Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, the High-Yield Financing or the Equity Syndication and any information utilized in connection therewith, in each case except with respect to any written information provided by the Company or its Subsidiaries. Nothing contained in this Section 8.09(b) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing or the High-Yield Financing prior to the Closing Date. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Subsidiary or their representatives pursuant to this Section 8.09(b) shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential investors or lenders as required in connection with the Debt Financing, the High-Yield Financing and the Equity Syndication subject to customary confidentiality protections.

Section 8.10.  Convertible Notes.  If requested by Parent in writing, the Company shall, to the extent permitted by the indenture governing the Convertible Notes, issue a notice of redemption for the outstanding Convertible Notes pursuant to the applicable provisions of the indenture; provided that to the extent that such action can be conditioned on the occurrence of the Effective Time, it will be so conditioned; and provided, further, that prior to the Company being required to take any action that cannot be conditioned on the occurrence of the Effective Time, prior to the Closing Date, Parent or Merger Subsidiary shall irrevocably deposit, or shall cause to be irrevocably deposited with the trustee under the indenture sufficient funds to effect such redemption.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall prohibit the consummation of the Merger; and

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and such other approvals and consents the failure of which to obtain would result in a Material Adverse Effect shall have been obtained.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) subject to the standard set forth in Section 11.01, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and (iii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and

Merger Subsidiary contained in this Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the 10-month anniversary of the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred or the Company shall have intentionally breached its obligations under Section 6.02 or Section 6.03 in any material respect; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within 60 days of receipt of written notice by Parent to the Company (but not later than the End Date); provided that neither Parent nor Merger Subsidiary is then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be satisfied; or

(d) by the Company:

(i) prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 6.03(d);

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 9.03 not to be satisfied, and such condition is not cured, or is incapable of being cured, within 60 days of written notice by the Company to Parent (but not later than the End Date); provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.02(a) not to be satisfied; or

(iii) if the Merger shall not have been consummated on the second Business Day after the final day of the Marketing Period and all of the conditions set forth in Section 9.01, Section 9.02(a)(i) and

Section 9.02(a)(ii) have been satisfied and at the time of such termination such conditions continue to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, except that (i) the provisions of this Section 10.02 and Sections 8.07, 11.05, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01 and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful and material breach of any provision of this Agreement. Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Subsidiary fail to effect the Merger or otherwise are in breach of this Agreement, then the aggregate liability of Parent, Merger Subsidiary and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall be limited to the amount of the Parent Termination Fee (as herein defined); and no Person shall have any rights under any Equity Financing Commitments, whether at law or equity, in contract, in tort or otherwise (without prejudice to the Company’s rights under the Limited Guarantee, dated as of April 15, 2007, by J.C. Flowers II L.P. in favor of the Company, the Limited Guarantee, dated as of April 15, 2007, by JPMorgan Chase Bank, N.A. in favor of the Company and the Limited Guarantee, dated as of April 15, 2007, by Bank of America, N.A. in favor of the Company). None of Parent, Merger Subsidiary or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein (including Section 11.14).

ARTICLE 11

MISCELLANEOUS

Section 11.01.  Standard.  No representation or warranty of the Company contained in this Agreement shall be deemed untrue or incorrect for purposes of Section 9.02, and the Company shall not be deemed to have breached a representation or warranty for purposes of Section 9.02, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in this Agreement, has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company (disregarding for purposes of this Section 11.01 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 4.02, Section 4.04(i), Section 4.05, Section 4.14 and Section 4.15 shall be deemed untrue and incorrect if not true and correct in all material respects.

Section 11.02.   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

c/o J.C. Flowers & Co. LLC
717 Fifth Avenue, 26th Floor
New York, New York 10022
Attention: Sally A. Rocker
Facsimile No.: (646) 349-4890

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Craig M. Wasserman Nicholas G. Demmo
Facsimile No.: (212) 403-2000

and

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:	Alan J. Sinsheimer Mitchell S. Eitel
Facsimile No.: (212) 558-3588

if to the Company, to:

SLM Corporation
12061 Bluemont Way
Reston, VA 20190
Attention: Robert S. Lavet
Facsimile No.: (703) 984-6587

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Attention:	George R. Bason, Jr. Leonard Kreynin
Facsimile No.: (212) 450-3800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.03.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.03 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.04.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock; provided further that any waiver by the Company or entry into an amendment by the Company shall be approved by the Transaction Committee, if such committee still exists.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05.  Expenses.  (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If a Payment Event (as herein defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds) the Termination Fee (as herein defined) in accordance with the last sentence of this Section 11.05(b). As used herein, “Termination Fee” means $900,000,000. As used herein, “Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(c)(i) or Section 10.01(d)(i), or (y) Section 10.01(b)(i) or Section 10.01(b)(iii) but only if, in the case of this clause (y), (A) prior to the Company Stockholder Meeting, or the End Date, as the case may be, a bona fide Acquisition Proposal shall have been made by a Third Party, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, any Person; (2) any Person, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) any Person, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock or (4) the Company enters into any agreement in contemplation of any of transaction described in the preceding clauses (1)-(3). If a Payment Event occurs due to a termination of this Agreement (i) by the Company pursuant to Section 10.01(d)(i), the Termination Fee shall be payable simultaneously with the occurrence of such Payment Event and (ii) for any other reason, the Termination Fee shall be payable within two Business Days following any Payment Event.

(c) In the event that the Company shall terminate this Agreement pursuant to (x) Section 10.01(d)(ii) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 9.01, Section 9.02(a)(i) or Section 9.02(a)(ii) not to be satisfied on the End Date, (y) the Company shall terminate this Agreement pursuant to Section 10.01(d)(iii) or (z) either party shall terminate this Agreement pursuant to Section 10.01(b)(i) if the Effective Time has not occurred prior to the End Date as a result of Parent or its Affiliates failing to satisfy the HSR Act condition to closing as set forth in Section 9.01(c), then in any such event, Parent shall pay to the Company a termination fee of $900,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The Parent Termination Fee shall be payable within two Business Days following any such termination.

(d) Each of the parties acknowledges that the agreements contained in this Section 11.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

Section 11.06.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent, but shall not be deemed to constitute an admission, or otherwise imply, that any matter so referenced rises to the level of a Material Adverse Effect or is otherwise material for any purposes under this Agreement.

Section 11.07.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the rights to payments pursuant to Article 2 or as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.08.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.09.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.02 shall be deemed effective service of process on such party.

Section 11.10.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.11.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts (including facsimile counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12.  Entire Agreement.  This Agreement and the Confidentiality Agreements constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.13.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the performance of the terms and provisions hereof by the Company in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Subsidiary or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Sections 10.01, 10.02 and 11.05.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SLM CORPORATION

By:	/s/ Albert L. Lord Name: Albert L. Lord Title: Chairman of the Board of Directors

MUSTANG HOLDING COMPANY INC.

By:	/s/ David Schamis Name: David Schamis Title: President

MUSTANG MERGER SUB, INC.

By:	/s/ David Schamis Name: David Schamis Title: President

Annex B

[LETTERHEAD OF UBS SECURITIES LLC]

April 15, 2007

The Board of Directors
The Transaction Committee of the Board of Directors
SLM Corporation
12061 Bluemont Way
Reston, Virginia 20190

Dear Members of the Board and the Transaction Committee:

We understand that SLM Corporation, a Delaware corporation (“Sallie Mae”), is considering a transaction whereby Mustang Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Mustang Holding Company Inc. (“Parent”), a Delaware corporation and affiliate of JC Flowers & Co. LLC (“JC Flowers”), will merge with and into Sallie Mae (the “Transaction”). Pursuant to the terms of an Agreement and Plan of Merger, draft dated April 15, 2007 (the “Merger Agreement”), among Parent, Merger Sub and Sallie Mae, each outstanding share of the common stock, par value $0.20 per share, of Sallie Mae (“Sallie Mae Common Stock”) will be converted into the right to receive $60.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Sallie Mae Common Stock (other than Parent, holders of beneficial interests in Parent and their respective affiliates to the extent they are holders of Sallie Mae Common Stock) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Transaction Committee in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS has provided services unrelated to the proposed Transaction to Sallie Mae and to certain affiliates of JPMorgan Chase Bank, N.A. (“JPMorgan”) and Bank of America, N.A. (“Bank of America”), each of which will be an investor in Parent, for which UBS received compensation. In addition, an affiliate of UBS currently is a participant under existing credit facilities of Sallie Mae and JPMorgan, for which such affiliate has received and expects to receive fees and interest payments. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Sallie Mae and certain affiliates of JC Flowers, JPMorgan and Bank of America and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Sallie Mae or Sallie Mae’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any stockholder of Sallie Mae as to how such stockholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or any related documents or the form of the Transaction or any related transaction. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have reviewed, (ii) Sallie Mae and Parent will comply with all material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Sallie Mae or the Transaction.

B-1

The Board of Directors
The Transaction Committee of the Board of Directors
SLM Corporation
April 15, 2007

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Sallie Mae; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Sallie Mae that were provided to us by the management of Sallie Mae and not publicly available, including certain financial forecasts and estimates prepared by the management of Sallie Mae which such management has directed us to utilize for purposes of our analyses; (iii) conducted discussions with members of the senior management of Sallie Mae concerning the business and financial prospects of Sallie Mae; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Sallie Mae Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your direction, we contacted another potential buyer group to solicit an indication of interest in a possible transaction with Sallie Mae and held discussions with such group prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Sallie Mae, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sallie Mae as to the future performance of Sallie Mae. We are not experts in the evaluation of loan portfolios or allowances for losses with respect thereto, have not been requested to conduct, and have not conducted, a review of individual credit files, and have been advised and therefore have assumed that such allowances for Sallie Mae are in the aggregate appropriate to cover such losses. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Sallie Mae Common Stock (other than Parent, holders of beneficial interests in Parent and their respective affiliates to the extent they are holders of Sallie Mae Common Stock) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors and the Transaction Committee in connection with, and for the purpose of, their evaluation of the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

B-2

Annex C

[LETTERHEAD OF GREENHILL & CO., LLC]

April 15, 2007

Transaction Committee of the Board of Directors
and the Board of Directors
SLM Corporation
12061 Bluemont Way
Reston, Virginia 20190

Members of the Transaction Committee of the Board of Directors
and the Board of Directors:

We understand that SLM Corporation (the “Company”), Mustang Holding Company Inc. (“Parent”) and Mustang Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Subsidiary”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger (the “Merger”) of Merger Subsidiary with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.20 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in treasury by the Company, shares of Common Stock owned by Parent or Merger Subsidiary, and any Dissenting Shares (as such term is defined in the Merger Agreement), shall be converted into the right to receive an amount in cash equal to $60.00 per share (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of J.C. Flowers & Co. LLC, Bank of America Corporation and JPMorgan Chase & Co.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock (other than affiliates of or holders of beneficial interests in Parent or Merger Subsidiary to the extent they are holders of Common Stock) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement presented to the Transaction Committee of the Board of Directors of the Company (the “Committee”) at its meeting on April 15, 2007 and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

8.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

The Transaction Committee of the Board of Directors
Board of Directors
SLM Corporation
April 15, 2007

9.	compared the value of the Consideration with the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates we deemed appropriate; and

10. performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company and other financial and operating data concerning the Company that have been supplied or otherwise made available to us and that the Company directed us to use for purposes of our analyses, we have assumed that such forecasts and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters. We express no opinion with respect to such forecasts and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the draft dated April 15, 2007 (the latest draft thereof we have reviewed), and without any waiver or modification of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all governmental and third party consents, approvals and agreements necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We were not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspect of the sale of the Company. As you are aware, we were not requested to, and did not, assist the Committee or the Board of Directors of the Company in its evaluation of alternatives for, or participate in any process undertaken on behalf of the Company, including the solicitation of expressions of interest from, or preliminary discussions with, third parties regarding the potential acquisition of the Company or in the negotiations of the terms of the acquisition, nor were we requested to, and we did not, provide any advice or services in connection with the Merger other than the delivery of this opinion. No opinion is expressed as to whether any alternative transaction might produce consideration for the Company in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Committee solely to render this opinion and will receive a fee for our services payable upon rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this letter is for the information of the Committee and the Board of Directors of the Company and is rendered to the Committee and the Board of Directors of the Company in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any proxy or other information statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the holders of Common Stock (other than affiliates of or holders of beneficial interests in Parent or Merger Subsidiary to the extent they are holders of Common Stock) of the Consideration to be received by them from a financial point of view. This opinion is not intended to be and does not constitute a recommendation to the members of the Committee or the Board of Directors

The Transaction Committee of the Board of Directors
Board of Directors
SLM Corporation
April 15, 2007

of the Company as to whether they should approve the Merger Agreement, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Common Stock (other than affiliates of or holders of beneficial interests in Parent or Merger Subsidiary to the extent they are holders of Common Stock) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,
GREENHILL & CO., LLC

By:	/s/ Robert F. Greenhill Robert F. Greenhill Chairman and Chief Executive Officer

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Special Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 + A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AND FOR THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE. For Against Abstain For Against Abstain 1. Proposal to approve and adopt the Agreement and Plan 2. Proposal to approve the adjournment of the special meeting, of Merger, dated as of April 15, 2007, among SLM Corporation, if necessary or appropriate, to solicit additional proxies if Mustang Holding Company Inc. and Mustang Merger Sub, Inc., there are insufficient votes at the time of the meeting to pursuant to which each stockholder of SLM Corporation will be approve and adopt the merger agreement. entitled to receive $60.00 in cash, without interest, for each share of SLM Corporation common stock owned by it at the effective time of the merger. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — SLM Corporation Proxy Solicited by the Board of Directors for the Special Meeting of Stockholders to be held on [___], 2007 Each of the undersigned, revoking all other proxies heretofore given, hereby constitutes and appoints Robert S. Lavet with full power of substitution, as proxy or proxies to represent and vote all shares of common stock, par value $.20 per share, of SLM Corporation owned by the undersigned at the special meeting of stockholders to be held on [___], 2007 at [___] a.m., and any adjournments or postponements thereof. This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2 and according to the discretion of the proxy holders on any other matters that may properly come before the special meeting. YOUR VOTE IS IMPORTANT!